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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------


                                   FORM 8-K/A



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): September 21, 2000


                            MANUGISTICS GROUP, INC.
               (Exact name of issuer as specified in its charter)



Delaware                                 0-22154               52-1469385
(STATE OR OTHER JURISDICTION OF        (COMMISSION          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        FILE NUMBER)      IDENTIFICATION NUMBER)


                           2115 East Jefferson Street
                           Rockville, Maryland 20852
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)


                                 (301) 984-5000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


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ITEM 5.  OTHER EVENTS.

         On September 21, 2000, Manugistics Group, Inc. (the "Company") announced that it had signed an agreement to acquire Talus Solutions, Inc. ("Talus"), a leading supplier of pricing and revenue optimization products and services. The Company is filing the following supplemental information relating to the acquisition and other matters.

         (a) Risk Factors

WE HAVE RECENTLY RESTRUCTURED OUR BUSINESS AND, AS A RESULT, YOU MAY HAVE DIFFICULTY EVALUATING OUR PROSPECTS BASED ON OUR PAST OPERATING RESULTS.

     We experienced operational difficulties in fiscal 1999 and the first half of fiscal 2000. Problems with our direct sales operation and intense competition, among other factors, contributed to net losses of $96.1 million in fiscal 1999 and $8.9 million in fiscal 2000. We have also reported net losses of $20.8 million for the first half of fiscal 2001. In response to our problems, we hired a new executive management team, enhanced our supply chain optimization and eBusiness products and services and improved our direct sales organization. Our ability to continue to achieve operational improvements and improve our financial performance will be subject to a number of risks and uncertainties, including the following:

     - slower growth in the market for supply chain and eBusiness software;

     - our ability to introduce new software products and services to respond to technological and client needs;

     - our ability to manage our anticipated growth;

     - our ability to hire, integrate and deploy our direct sales force effectively;

     - our ability to expand our distribution capability through indirect sales channels;

     - our ability to respond to competitive developments and pricing; and

     - our dependence on our current executive officers and key employees.

If we fail to successfully address these risks and uncertainties, our business could be harmed and we could continue to incur significant losses.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES. IF WE DO NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE, OUR STOCK PRICE MAY DECLINE.

     We have recently incurred significant losses, including net losses of $20.8 million for the first half of fiscal 2001, $8.9 million in fiscal 2000 and $96.1 million in fiscal 1999. We cannot assure you that our revenues will grow or that we will achieve or maintain profitability in the future. Our ability to increase revenues and achieve profitability will be affected by the other risks and uncertainties described in this section. Our failure to achieve profitability could cause our stock price to decline, and our ability to finance our operations could be impaired.

OUR OPERATING RESULTS FLUCTUATE, AND IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS IN ANY PERIOD, OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

     Our revenues and operating results are difficult to predict, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful or indicative of future performance. The factors that may cause fluctuations of our quarterly operating results include the following:

     - the size, timing and contractual terms of sales of our products and services;

     - the potentially long and unpredictable sales cycle for our products;


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     - technical difficulties in our software that could delay the introduction of new products or increase their costs;

     - introductions of new products or new versions of existing products by us or our competitors;

     - changes in prices or the pricing models for our products and services or those of our competitors;

     - changes in the mix of our software license revenues, consulting revenues and solution support revenues; and

     - changes in the mix of sales channels through which our products and services are sold.

     Due to fluctuations from quarter to quarter, our operating results may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock could decline significantly.

VARIATIONS IN THE TIME IT TAKES US TO SELL OUR SOLUTIONS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

     The time it takes to sell our solutions to prospective clients varies substantially, but typically ranges between six and twelve months. Variations in the length of our sales cycles could cause our revenues to fluctuate widely from period to period. Because we typically recognize a substantial portion of our license revenues in the last month of a quarter, any delay in the sale of our products could cause significant variations in our revenues from quarter to quarter. Furthermore, because our operating expenses are relatively fixed over the short term and we devote significant time and resources to prospective clients, these fluctuations could cause our operating results to suffer in some future periods. The length of our sales cycle depends on a number of factors, including the following:

     - the breadth of the solution required by the client, including the technical, organizational and geographic scope of the license;

     - the evaluation and approval process employed by the client;

     - the sales channel through which the solution is sold; and

     - any other delays arising from factors beyond our control.

THE SIZE AND SCOPE OF OUR CONTRACTS WITH CLIENTS ARE INCREASING, WHICH MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

     Our clients and prospective clients are seeking to solve increasingly complex supply chain and eBusiness problems. Further, we are now focusing on providing total solutions to our clients, as opposed to only licensing software. As the size and scope of our contracts with clients increase, our operating results could fluctuate due to the following factors:

     - contractual terms may vary widely, which is likely to result in differing methods of accounting for revenue from each contract;

     - losses of, or delays in, larger contracts could have a proportionately greater effect on our revenues for a particular period; and

     - the sales cycle related to larger contracts is likely to be longer and subject to greater delays.

     Any of these factors could cause our revenues to decline or fluctuate significantly in any quarter and could cause a decline in our stock price.

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WE HAVE EXPERIENCED DIFFICULTIES INTEGRATING ACQUISITIONS IN THE PAST AND MAY
EXPERIENCE PROBLEMS WITH FUTURE ACQUISITIONS THAT COULD MATERIALLY HARM OUR BUSINESS.

     Acquisitions involve the integration of companies that have previously operated independently. In connection with any acquisition, there can be no assurance that we will:

     - effectively integrate employees, operations, products and systems;

     - realize the expected benefits of the transaction;

     - retain key employees;

     - retain and develop key technologies and proprietary know-how;

     - avoid conflicts with our clients that are competitors or clients of the acquired company;

     - avoid unanticipated operational difficulties or expenditures; and

     - effectively operate our existing business lines, given the significant diversion of resources and management attention to acquisitions.

     In 1998, we experienced difficulties with the integration of the products and operations of ProMIRA Software, Inc. (ProMIRA), which we acquired in February 1998, and TYECIN Systems, Inc. (TYECIN), which we acquired in June 1998. These difficulties included problems integrating the prior ProMIRA sales forces and the delayed releases of the in-process technology acquired as part of the transaction. In addition, as a result of the poor financial performance we experienced in fiscal 1999, the technology acquired in conjunction with the TYECIN acquisition was not integrated into our solutions and, therefore, revenues generated from this technology have been nominal. Difficulties like those experienced with ProMIRA and TYECIN and as outlined above could materially and adversely affect our business, results of operations and financial condition.

WE MAY ENCOUNTER PROBLEMS EFFECTIVELY INTEGRATING TALUS SOLUTIONS IF THE ACQUISITION IS COMPLETED, OR WE MAY FAIL TO COMPLETE OUR ACQUISITION OF TALUS SOLUTIONS.

     On September 21, 2000, we signed an agreement to acquire Talus Solutions, a privately-held company that provides pricing and revenue optimization products and services. This acquisition is substantially larger than all of our prior acquisitions, not all of which have been successful. In addition to the risks described above in connection with acquisitions generally, the ultimate success of our acquisition of Talus Solutions is dependent on the following factors:

     - our ability to complete the commercial release of Talus Solutions' custom-developed solutions;

     - our ability to protect and maintain Talus Solutions' intellectual property rights;

     - our ability to successfully market the products Talus Solutions has developed and is developing for commercial release;

     - our ability to successfully integrate Talus Solutions' technologies;

     - our ability to retain and incentivize Talus Solutions' employees;

     - market acceptance of the products Talus Solutions has commercially released to date;

     - our ability to fulfill our strategic plan for the acquisition of Talus Solutions by integrating our supply chain and eBusiness capabilities and products with Talus Solutions' pricing and revenue optimization products and services;

     - market acceptance of our combined supply chain, eBusiness and pricing and revenue optimization products;

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     - our ability, together with Talus Solutions, to cross-sell products and services into our respective markets; and

     - the outcome of current disputes and litigation arising in the ordinary course of business.

     We have not yet completed our acquisition of Talus Solutions. The closing of the transaction is subject to a number of conditions and the shares of our common stock to be issued must be registered under the Securities Act of 1933. If we do not close the transaction, we will:

     - be required to pay a termination fee of approximately $9.2 million under certain circumstances;

     - lose the potential strategic and other benefits of the transaction, including access to Talus Solutions' products and clients;

     - suffer potential adverse publicity and negative perceptions by analysts and investors;

     - fail to realize any benefits from the significant allocation of resources and management attention and significant expenses incurred in connection with the acquisition; and

     - suffer from diminished expectations of our ability to grow our business, which could adversely affect our stock price.

     A failure to complete the acquisition of Talus Solutions in a timely manner or at all could therefore have a material adverse effect on our business, results of operations and financial condition.

OUR ACQUISITION OF TALUS SOLUTIONS WILL ADVERSELY AFFECT OUR COMBINED FINANCIAL RESULTS.

     We will incur substantial dilution to our earnings per share in accordance with generally accepted accounting principles for the foreseeable future as a result of the Talus Solutions acquisition. In connection with the acquisition, we will amortize approximately $23.8 million of deferred compensation over three years. Further, we will incur an annual amortization charge of approximately $91.5 million related to goodwill and intangible assets over the next four years.

WE DEPEND ON SALES OF OUR SUPPLY CHAIN OPTIMIZATION AND EBUSINESS SOLUTIONS, AND OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED IF THE MARKET FOR THESE PRODUCTS DOES NOT CONTINUE TO GROW.

     Substantially all of our software license fees, consulting revenues and solution support revenues have arisen from, or are related directly to, our supply chain optimization and eBusiness solutions. We expect to continue to be dependent upon these products in the future, and any factor adversely affecting the products or the market for supply chain and eBusiness solutions, in general, would materially and adversely affect our ability to generate revenues.

     While we believe the market for supply chain and eBusiness solutions will continue to expand, it may grow more slowly than in the past. If the market for our products does not grow as rapidly as we expect, revenue growth, operating margins or both could be adversely affected.

OUR MARKET IS EXTREMELY COMPETITIVE, AND WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE.

     The market for our solutions is intensely competitive. The intensity of competition in our market has significantly increased and is expected to increase in the future, particularly in the eBusiness software applications market. Our current and potential competitors may make acquisitions of other competitors and may establish cooperative relationships among themselves or with third parties. Further, our current or prospective clients and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower
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gross margins, longer sales cycles and the loss of market share. Each of these developments could materially and adversely affect our growth and operating performance.

MANY OF OUR COMPETITORS HAVE SIGNIFICANTLY MORE RESOURCES THAN WE DO AND THEREFORE WE MAY BE AT A DISADVANTAGE IN ATTEMPTING TO COMPETE WITH THEM.

     We directly compete with other application software vendors including:
Adexa, Inc., Aspen Technology, Inc., The Descartes Systems Group Inc., i2 Technologies, Inc., Logility, Inc. and SynQuest, Inc. Some eBusiness software companies that do not currently offer competitive products or solutions, such as Ariba, Inc. and Commerce One, may begin to compete directly with us. In addition, some enterprise resource planning (ERP) companies such as Invensys plc (which acquired Baan Company N.V.), J.D. Edwards & Company, Oracle Corporation, PeopleSoft, Inc., and SAP AG have acquired or developed supply chain planning software products. Some of our current and potential competitors, particularly the ERP vendors, have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients. In addition, many of our competitors have well-established relationships with our current and potential clients and have extensive knowledge of our industry. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in client requirements or to devote greater resources to the development, promotion and sale of their products than we can. Any of these factors could materially impair our ability to compete and adversely affect our revenue growth and operating performance.

IF WE FAIL TO DEVELOP NEW PRODUCTS AND SERVICES IN THE FACE OF OUR INDUSTRY'S RAPIDLY EVOLVING TECHNOLOGY, OUR FUTURE RESULTS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

     The market for supply chain optimization and eBusiness solutions is subject to rapid technological change, changing client needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. Our growth and future operating results will depend, in part, upon our ability to enhance existing applications and develop and introduce new applications or components that:

     - meet or exceed technological advances in the marketplace;

     - meet changing client requirements;

     - comply with changing industry standards;

     - achieve market acceptance;

     - integrate third-party software effectively; and

     - respond to competitive products.

     Our product development and testing efforts have required, and are expected to continue to require, substantial investment. We may not possess sufficient resources to continue to make the necessary investments in technology. In addition, we may not successfully identify new software opportunities or develop and bring new software to market in a timely and efficient manner. If we are unable, for technological or other reasons, to develop and introduce new and enhanced software in a timely manner, we may lose existing clients and fail to attract new clients, which would result in a decline in revenues.

SOFTWARE DEFECTS OR PROBLEMS IN THE IMPLEMENTATION OF SOFTWARE COULD LEAD TO CLAIMS FOR DAMAGES BY OUR CLIENTS, LOSS OF REVENUES OR DELAYS IN THE MARKET ACCEPTANCE OF OUR PRODUCTS.

     Our software products are complex and are frequently integrated with a wide variety of third-party software. We may sell products that contain undetected errors or failures when new
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products are first introduced or as new versions are released. We may also be unable to meet client expectations in implementing our solutions. These problems may result in claims for damages suffered by our clients or a loss of, or delays in, the market acceptance of our products. In the past, we have discovered software errors in our new releases and new products after their introduction. In the event that we experience significant software errors in future releases, we could experience claims for damages, delays in product releases, client dissatisfaction and potentially lost revenues during the period required to correct these errors. In the future, we may discover errors or limitations in new releases or new products after the commencement of commercial shipments. Any of these errors or defects could materially harm our business.

WE ARE DEPENDENT ON THIRD-PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS AND SOLUTIONS, AND IMPAIRED RELATIONS WITH THESE THIRD PARTIES, ERRORS IN THIRD-PARTY SOFTWARE OR INABILITY TO ENHANCE THE SOFTWARE OVER TIME COULD HARM OUR BUSINESS.

     We incorporate third-party software into our products and solutions. We are likely to incorporate additional third-party software into our products and solutions as we expand our product offerings. The operation of our products would be impaired if errors occur in the third-party software that we license. It may be more difficult for us to correct any errors in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the software capabilities.

     Furthermore, it may be difficult for us to replace any third-party software if a vendor seeks to terminate our license to the software. Any impairment in our relationship with these third parties could adversely impact our business and financial condition.

WE ARE SUBSTANTIALLY DEPENDENT ON THIRD PARTIES TO INTEGRATE OUR SOFTWARE WITH OTHER SOFTWARE PRODUCTS AND PLATFORMS.

     We depend on companies such as Extricity, Inc. and Vignette Corporation to integrate our software with software and platforms developed by third parties. If these companies are unable to develop or maintain software that effectively integrates our software and is free from errors, our ability to license our products and provide solutions could be impaired. Further, we rely on these companies to maintain relationships with the companies that provide the external software that is vital to the functioning of our products and solutions. The loss of any company that we use to integrate our software products could adversely affect our business, results of operations and financial condition.

OUR EFFORTS TO DEVELOP RELATIONSHIPS WITH VENDORS SUCH AS SOFTWARE COMPANIES, CONSULTING FIRMS, RESELLERS AND OTHERS TO IMPLEMENT AND PROMOTE OUR SOFTWARE PRODUCTS MAY FAIL.

     We are developing and maintaining significant working relationships with complementary vendors, such as software companies, consulting firms, resellers and others that we believe can play an important role in marketing our products. We are currently investing, and intend to continue to invest, significant resources to develop these relationships, which could adversely affect our operating margins. We may be unable to develop relationships with organizations that will be able to market our products effectively.

     Our arrangements with these organizations are not exclusive and, in many cases, may be terminated by either party without cause. Many of the organizations with whom we are developing or maintaining marketing relationships are also involved with competing products. Therefore, there can be no assurance that any organization will continue its involvement with us

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and our products. The loss of relationships with important organizations could materially and adversely affect our results of operations.

WE HAVE LIMITED EXPERIENCE WITH GOVERNMENT CONTRACTS, WHICH OFTEN INVOLVE LONG PURCHASE CYCLES AND COMPETITIVE PROCUREMENT PROCESSES.

     We have recently begun providing our solutions to government agencies and expect that a significant portion of our future revenues may be derived from government agency clients. Obtaining government contracts may involve long purchase cycles, competitive bidding, qualification requirements, performance bond requirements, delays in funding, budgetary constraints and extensive specification development and price negotiations. Each government agency maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Government agencies also often retain a significant portion of fees payable upon completion of a project and collection of such fees may be delayed for several months. Accordingly, our revenues could decline as a result of these government procurement processes.

     In addition, our government contracts are fixed price contracts which may prevent us from recovering costs incurred in excess of our budgeted costs. Fixed price contracts may require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event our actual costs exceed the fixed contract cost, we will not be able to recover the excess costs. If we fail to properly anticipate costs on fixed price contracts, our profit margins will decrease. Some government contracts are also subject to termination or renegotiation at the convenience of the government, which could result in a large decline in revenue in any given quarter. Multi-year contracts are contingent on overall budget approval by Congress and may be terminated due to lack of funds.

INCREASED SALES THROUGH INDIRECT CHANNELS MAY ADVERSELY AFFECT OUR OPERATING PERFORMANCE.

     Even if our marketing efforts through indirect channels are successful and result in increased sales, our average selling prices and operating margins would be adversely affected because of the lower unit prices that we receive when selling through indirect channels.

IF WE FAIL TO EFFECTIVELY EXPAND OUR SALES ORGANIZATION, OUR GROWTH WILL BE LIMITED.

     Our continuing efforts to expand our sales organization will require significant resources. New sales personnel will require training and may take a long time to achieve full productivity. Further, the competition for qualified sales personnel is intense, and there is no assurance that we can attract and retain sales people at levels sufficient to support our growth. Any failure to adequately sell and support our products could limit our growth and adversely affect our results of operations and financial condition.

THE LIMITED ABILITY OF LEGAL PROTECTIONS TO SAFEGUARD OUR INTELLECTUAL PROPERTY RIGHTS COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of confidentiality procedures, contractual provisions, patent, copyright, trademark and trade secret laws. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our software products exists, we expect software piracy to be a problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the

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laws of the United States. Furthermore, our competitors may independently develop technology similar to ours.

OUR PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO INCUR UNEXPECTED COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.

     The number of intellectual property claims in our industry may increase as the number of competing products grows and the functionality of products in different industry segments overlaps. In recent years, there has been a tendency by software companies to file substantially increasing numbers of patent applications. We have no way of knowing what patent applications third parties have filed until a patent is issued. It can take as long as three years for a patent to be granted after an application has been filed. Although we are not aware that any of our products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to current or future products. Any of these claims, with or without merit, could be time-consuming to address, result in costly litigation, cause product shipment delays or require us to enter into royalty or license agreements. These royalty or license agreements might not be available on terms acceptable to us or at all, which could materially and adversely affect our business.

OUR INTERNATIONAL OPERATIONS POSE RISKS FOR OUR BUSINESS AND FINANCIAL
CONDITION.

     We currently conduct operations in a number of countries around the world. These operations require significant management attention and financial resources and subject us to risks inherent in doing business internationally, such as:

     - regulatory requirements;

     - difficulties in staffing and managing foreign operations;

     - longer payment cycles;

     - different accounting practices;

     - problems in collecting accounts receivable;

     - legal uncertainty regarding liability, ownership and protection of intellectual property;

     - tariffs and other trade barriers;

     - seasonal reductions in business activities;

     - potentially adverse tax consequences; and

     - political instability.

     Any of the above factors could adversely affect the success of our international operations. One or more of these factors could have a material adverse effect on our business and operating results.

FLUCTUATIONS IN FOREIGN CURRENCIES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Although the majority of our contracts are denominated in U.S. dollars, most of the revenues from sales outside the United States have been denominated in foreign currencies, typically the local currency of our selling business unit. We anticipate that the proportion of our revenues denominated in foreign currencies will increase. A decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency fluctuations. With respect to our international sales that are U.S. dollar-denominated, an increase in the value of the U.S. dollar relative to the value of foreign currencies could make our products and services less competitive with respect to price.

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IF WE LOSE OUR KEY PERSONNEL, THE SUCCESS AND GROWTH OF OUR BUSINESS MAY SUFFER.

     Our success depends significantly on the continued service of our executive officers. We do not have fixed-term employment agreements with any of our executive officers, and we do not maintain key person life insurance on our executive officers. The loss of services of any of our officers for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows.

THE FAILURE TO HIRE AND RETAIN QUALIFIED PERSONNEL WOULD HARM OUR BUSINESS.

     We believe that our success also will depend significantly on our ability to attract, integrate, motivate and retain additional highly skilled technical, managerial, sales, marketing and services personnel. Competition for skilled personnel is intense, and there can be no assurance that we will be successful in attracting, motivating and retaining the personnel required to grow and operate profitably. In addition, the cost of hiring and retaining skilled employees is high, and this reduces our profitability. Failure to attract and retain highly skilled personnel could materially and adversely affect our business.

     An important component of our employee compensation is stock options. A decline in our stock price could adversely affect our ability to attract and retain employees, as it has in the past.

WE RECENTLY HIRED OUR SENIOR MANAGEMENT TEAM AND THERE IS NO ASSURANCE THEY WILL WORK TOGETHER EFFECTIVELY.

     We significantly changed our senior management team during fiscal 2000. As a result, our senior management team has worked together at Manugistics for less than 18 months. Gregory J. Owens, our Chief Executive Officer, joined us in April 1999. With one exception, all of our other present executive officers joined us after Mr. Owens. Our success depends on the ability of our management team to work together effectively. Our business, revenues and financial condition will be materially and adversely affected if our senior management team does not manage our company effectively or if we are unable to retain our senior management.

EXPENSES ARISING FROM OUR STOCK OPTION REPRICING MAY HAVE A MATERIAL ADVERSE IMPACT ON FUTURE FINANCIAL PERFORMANCE.

     In response to the poor performance of our stock price between May 1998 and January 1999, we offered to reprice employee stock options, other than those held by our executive officers or directors, effective January 29, 1999, to bolster employee retention. The effect of this repricing resulted in options to acquire approximately 1,520,000 shares being repriced and the four-year vesting period starting over. The recently adopted FASB Interpretation No. 44 of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," requires us to record compensation expense associated with the change in the price of these options. In September 2000, we announced that the increase in our common stock market price since the FASB-mandated measurement date of July 1, 2000 resulted in a non-cash stock compensation expense of $20.7 million being recorded for the six months ended August 31, 2000. This non-cash stock compensation expense caused what would otherwise have been reported as a net loss for the six months of $124,000, or $0.00 per basic and diluted share, to be reported as a net loss of $20.8 million, or $0.73 per basic and diluted share. In each future quarter, we will record the additional expense or benefit related to the repriced stock options still outstanding based on the change in our common stock price as compared to the measurement date. As a result, the repricing may continue to have a material adverse impact on reported financial results and could therefore negatively affect our stock price.

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WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS, AND OUR COMPANY'S AND
PRODUCTS' REPUTATIONS MAY SUFFER.

     Many of our implementations involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for the failure.

     We have entered into and plan to continue to enter into agreements with software vendors, consulting firms, resellers and others whereby they market our solutions. If these vendors fail to meet their clients' expectations or cause failures in their clients' systems, the reputation of our company and products could be materially and adversely affected even if our software products perform in accordance with their functional specifications.

LACK OF GROWTH OR DECLINE IN INTERNET USAGE OR EBUSINESS COULD BE DETRIMENTAL TO OUR FUTURE OPERATING RESULTS.

     The growth of the Internet has increased demand for supply chain optimization and eBusiness solutions, as well as created markets for new and enhanced product offerings. Therefore, our future sales and profits are substantially dependent upon the Internet as a viable commercial marketplace. The Internet may not succeed in becoming a viable marketplace for a number of reasons, including:

     - potentially inadequate development of network infrastructure or delayed development of enabling technologies and performance improvements;

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

     - concerns that may develop among businesses and consumers about accessibility, security, reliability, cost, ease of use and quality of service;

     - increased taxation and governmental regulation; or

     - changes in, or insufficient availability of, communications services to support the Internet, resulting in slower Internet user response times.

     The occurrence of any of these factors could require us to modify our technology and our business strategy. Any such modifications could require us to expend significant amounts of resources. In the event that the Internet does not become and remain a viable commercial marketplace, our business, financial condition and results of operations could be materially and adversely affected.

NEW LAWS OR REGULATIONS AFFECTING THE INTERNET, EBUSINESS OR COMMERCE IN GENERAL COULD REDUCE OUR REVENUES AND ADVERSELY AFFECT OUR GROWTH.

     Congress and other domestic and foreign governmental authorities have adopted and are considering legislation affecting the use of the Internet, including laws relating to the use of the Internet for commerce and distribution. The adoption or interpretation of laws regulating the Internet, or of existing laws governing such things as consumer protection, libel, property rights and personal privacy, could hamper the growth of the Internet and its use as a communications and commercial medium. If this occurs, companies may decide not to use our products or services, and our business and operating results could suffer.

THE VIABILITY OF ELECTRONIC EXCHANGES IS UNCERTAIN.

     Electronic exchanges that allow collaboration over the Internet among trading partners are relatively new and unproven. There can be no assurance that trading partners will adopt exchanges as a method of doing business. Trading partners may fail to participate in exchanges for a variety of reasons, including:

     - concerns about the confidentiality of information provided electronically to exchanges;

     - the inability of technological advances to keep pace with the volume of information processed by exchanges; and

     - regulatory issues, including antitrust issues, that may arise when trading partners collaborate through exchanges.

     Any of these factors could limit the growth of exchanges as an accepted means of commerce. Slower growth or the abandonment of the exchange concept in one or more industries could have a material adverse affect on our results of operations and financial condition.

OUR CHARTER AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER EVEN IF BENEFICIAL TO STOCKHOLDERS.

     Our charter and our bylaws, in conjunction with Delaware law, contain provisions that could make it more difficult for a third party to obtain control of us even if doing so would be beneficial to stockholders. For example, our bylaws provide for a classified board of directors and allow our board of directors to expand its size and fill any vacancies without stockholder approval. In addition, our bylaws require a two-thirds vote of stockholders to remove a director from office. Furthermore, our board has the authority to issue preferred stock and to designate the voting rights, dividend rate and privileges of the preferred stock all of which may be greater than the rights of common stockholders.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE.

     The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations;

     - new products or services offered by us or our competitors;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the supply chain and eBusiness software industry;

     - changes in the economic performance and/or market valuations of other supply chain and eBusiness companies and the software industry in general;

     - our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - adoption of industry standards and the inclusion of our technology in, or compatibility of our technology with, such standards;

     - adverse or unfavorable publicity regarding us or our products;

     - additions or departures of key personnel;

     - sales of common stock; and

     - other events or factors that may be beyond our control.

     In addition, the stock markets in general, The Nasdaq National Market and the market for software companies in particular, have experienced extreme price and volume volatility and a significant cumulative decline in recent months. Such volatility and decline have affected many companies irrespective of or disproportionately to the operating performance of these companies. These broad market and industry factors may materially and adversely further affect the market price of our common stock, regardless of our actual operating performance.

         (b) Financial Statements of Businesses Acquired.

         Audited Consolidated Balance Sheets of Talus as of December 31, 1998 and 1999, and audited Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows of Talus for the fiscal years ended December 31, 1997, 1998 and 1999. Unaudited Consolidated Balance Sheet of Talus as of June 30, 2000 and unaudited Consolidated Statements of Operations, and Consolidated Statements of Cash Flows of Talus for the six months ended June 30, 2000 and 1999.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


TALUS SOLUTIONS, INC. AND SUBSIDIARY
  Report of Independent Auditors............................  14
  Consolidated Balance Sheets...............................  15
  Consolidated Statements of Operations.....................  16
  Consolidated Statements of Stockholders' Equity...........  17
  Consolidated Statements of Cash Flows.....................  18
  Notes to Consolidated Financial Statements................  19

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Talus Solutions, Inc.:

     We have audited the accompanying consolidated balance sheets of Talus Solutions, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Talus Solutions, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Atlanta, Georgia
March 31, 2000, except for note 17,
for which the date is September 21, 2000

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1999       1998        2000
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 25,277   $ 11,826    $ 17,003
  Short-term investments....................................        --         --         274
  Accounts receivable, net..................................     7,552      6,031       5,241
  Unbilled receivables......................................     3,438      6,400       4,359
  Prepaids and other current assets.........................     1,542      1,611       1,626
                                                              --------   --------    --------
                                                                37,809     25,868      28,503
Property and equipment, net.................................     3,815      4,803       3,994
Long-term investments.......................................        --         --       1,646
Other long-term assets......................................        59         75         169
                                                              --------   --------    --------
                                                              $ 41,683   $ 30,746    $ 34,312
                                                              ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,710   $    927    $  1,852
  Accrued compensation......................................     5,143      3,459       4,699
  Other accrued liabilities.................................     4,919      3,366       4,826
  Deferred revenue..........................................     3,462      2,045         775
  Current portion of restructuring accrual..................       306         --         903
  Current portion of long-term debt and capital lease
    obligations.............................................     1,250      2,079       1,144
                                                              --------   --------    --------
                                                                16,790     11,876      14,199
Long-term restructuring accrual.............................     3,266         --       2,038
Long-term debt and capital lease obligations................     2,155      3,348       1,590
Common stock put warrant ...................................        96         96         609
Convertible redeemable preferred stock, $0.0001 par value...     4,470      3,718       6,350
  Authorized -- 2,000 shares; issued and outstanding -- 832
    shares; liquidation preference $4,939, $4,470 and $3,718
    at June 30, 2000(unaudited), December 31, 1999 and 1998,
    respectively
ESOP Put obligation.........................................     3,094      4,812       2,166
Commitments and contingencies
Stockholders' equity :
  Convertible Preferred stock, $0.0001 par
    value -- Authorized -- 23,000 shares; issued and
    outstanding -- 22,017 shares at June 30, 2000
    (unaudited) and December 31, 1999 and 4,717 at December
    31, 1998; liquidation preference $45,000 at June 30,
    2000 (unaudited) and December 31, 1999 and $20,000 at
    December 31, 1998.......................................         2         --           2
  Common stock:
    Class A voting; $0.0001 par value. Authorized 100,000
      shares at June 30, 2000 (unaudited), 50,000 shares at
      December 31, 1999 and 1998; 16,065, 16,031 and 17,030
      issued and 14,116, 14,342 and 16,210 outstanding at
      June 30, 2000 (unaudited), December 31, 1999 and 1998,
      respectively..........................................         2          2           2
    Class B nonvoting; $0.0001 par value. Authorized 5,000
      shares; 398, 398 and 689 issued and 398, 398 and 397
      outstanding at June 30, 2000 (unaudited), December 31,
      1999 and 1998, respectively...........................        --         --          --
  Additional paid-in capital................................    43,988     20,246      44,064
  Treasury stock, 1,949, 1,689 and 820 shares at June 30,
    2000 (unaudited), December 31, 1999 and 1998,
    respectively of Class A and 292 shares of Class B at
    December 31, 1998.......................................    (1,739)    (1,171)     (2,005)
  Accumulated deficit.......................................   (30,441)   (12,181)    (34,703)
                                                              --------   --------    --------
      Total stockholders' equity............................    11,812      6,896       7,360
                                                              --------   --------    --------
                                                              $ 41,683   $ 30,746    $ 34,312
                                                              ========   ========    ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                     SIX MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,          JUNE 30,
                                    ------------------------------   -----------------
                                      1999       1998       1997      2000      1999
                                    --------   --------   --------   -------   -------
                                                                        (UNAUDITED)
REVENUE:
License fees......................  $    224   $     --   $     --   $ 1,500   $    --
Consulting, solution support and
  custom software development
  services........................    37,626     43,923     41,070    21,664    18,146
                                    --------   --------   --------   -------   -------
     Total revenue................    37,850     43,923     41,070    23,164    18,146
                                    --------   --------   --------   -------   -------
OPERATING EXPENSES:
  Cost of revenue.................    30,519     32,750     27,040    14,175    14,210
  Sales and marketing.............     9,481      6,341      5,542     4,409     3,749
  Product development.............     7,305      5,077      1,819     3,648     3,313
  General and administrative......     6,098      6,403      4,171     4,766     2,948
  Acquisition-related expenses....        --         --      1,005        --        --
  ESOP expense....................        --      3,284        778        --        --
  Restructuring charge (income)...     3,956         --         --      (562)      481
                                    --------   --------   --------   -------   -------
     Total operating expenses.....    57,359     53,855     40,355    26,436    24,701
                                    --------   --------   --------   -------   -------
Operating income (loss)...........   (19,509)    (9,932)       715    (3,272)   (6,555)
Interest income...................       698        223          1       614       139
Interest expense..................      (414)    (1,485)      (513)     (138)     (211)
(Increase) Decrease in fair value
of common stock and put warrant...        --        360         --      (513)       --
                                    --------   --------   --------   -------   -------
Income (loss) before income
  taxes...........................   (19,225)   (10,834)       203    (3,309)   (6,627)
Provision for income taxes........        --         --        370        --        --
                                    --------   --------   --------   -------   -------
Net loss..........................   (19,225)   (10,834)      (167)   (3,309)   (6,627)
Dividends and accretion on
  redeemable preferred stock......      (753)      (627)      (558)   (1,880)     (376)
                                    --------   --------   --------   -------   -------
Net loss attributable to common
  stockholders....................  $(19,978)  $(11,461)  $   (725)  $(5,189)  $(7,003)
                                    ========   ========   ========   =======   =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                  PREFERRED STOCK                       COMMON STOCK
                                         ---------------------------------   -----------------------------------
                                            SERIES B,         SERIES C,
                                           CONVERTIBLE       CONVERTIBLE     CLASS A VOTING    CLASS B NONVOTING   ADDITIONAL
                                         ---------------   ---------------   ---------------   -----------------    PAID-IN
                                         SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT     CAPITAL
                                         ------   ------   ------   ------   ------   ------   -------   -------   ----------
Balance at December 31, 1996...........     --      $--        --     $--    17,299     $2        269      $--      $    --
 Accrual of dividends and accretion of
   redeemable preferred stock..........     --      --         --     --         --     --         --      --            --
 (Increase) decrease in ESOP put
   obligation..........................     --      --         --     --         --     --         --      --            --
 Exercise of stock options.............     --      --         --     --        135     --        365      --           416
 Compensation expense related to
   release of shares in ESOP...........     --      --         --     --         --     --         --      --            (7)
 Income tax benefit from stock option
   exercise............................     --      --         --     --         --     --         --      --            25
 Purchases and retirements of treasury
   stock...............................     --      --         --     --         --     --       (135)     --          (225)
 Conversion of Class A voting common
   stock into Class B nonvoting common
   stock...............................     --      --         --     --       (534)    --        534      --            --
Net loss...............................     --      --         --     --         --     --         --      --            --
                                         -----      --     ------     --     ------     --      -----      --       -------
Balance at December 31, 1997...........     --      --         --     --     16,900      2      1,033      --           209
 Accrual of dividends and accretion of
   redeemable preferred stock..........     --      --         --     --         --     --         --      --            --
 (Increase) decrease in ESOP put
   obligation..........................     --      --         --     --         --     --         --      --            --
 Sale of Series B convertible preferred
   stock, less offering costs..........  4,717      --         --     --         --     --         --      --        19,948
 Exercise of stock options.............     --      --         --     --        130     --         --      --           143
 Decrease in deferred compensation.....     --      --         --     --         --     --         --      --           658
 Income tax benefits from stock option
   exercises...........................     --      --         --     --         --     --         --      --            64
 Compensation expense associated with
   purchase of shares from ESOP........     --      --         --     --         --     --         --      --         1,027
 Reclassification of deferred
   compensation associated with the
   purchase of shares from ESOP........     --      --         --     --         --     --         --      --          (806)
 Purchases of treasury stock...........     --      --         --     --         --     --         --      --            --
 Retirement of treasury stock..........     --      --         --     --         --     --       (344)     --          (997)
Net loss...............................     --      --         --     --         --     --         --      --            --
                                         -----      --     ------     --     ------     --      -----      --       -------
Balance at December 31, 1998...........  4,717      --         --     --     17,030      2        689      --        20,246
 Accrual of dividends and accretion of
   redeemable preferred stock..........     --      --         --     --         --     --         --      --            --
 (Increase) decrease in ESOP put
   obligation..........................     --      --         --     --         --     --         --      --            --
 Sale of Series C convertible preferred
   stock, less offering costs..........     --      --     17,300      2         --     --         --      --        24,765
 Issuance of common stock..............     --      --         --     --         10     --          1      --            12
 Purchases of treasury stock...........     --      --         --     --         --     --         --      --            --
 Retirement of treasury stock..........     --      --         --     --     (1,009)    --       (292)     --        (1,628)
 Issuance of warrants..................     --      --         --     --         --     --         --      --           593
 Net loss..............................     --      --         --     --         --     --         --      --            --
                                         -----      --     ------     --     ------     --      -----      --       -------
Balance at December 31, 1999...........  4,717      $--    17,300     $2     16,031     $2        398      $--      $43,988
                                         =====      ==     ======     ==     ======     ==      =====      ==       =======


                                         (ACCUMULATED
                                           DEFICIT)                    TOTAL
                                           RETAINED     TREASURY   STOCKHOLDERS'
                                           EARNINGS      STOCK        EQUITY
                                         ------------   --------   -------------
Balance at December 31, 1996...........    $ (4,606)    $    --      $ (4,604)
 Accrual of dividends and accretion of
   redeemable preferred stock..........        (558)         --          (558)
 Increase (decrease) in ESOP put
   obligation..........................      (4,248)         --        (4,248)
 Exercise of stock options.............          --          --           416
 Compensation expense related to
   release of shares in ESOP...........          --          --            (7)
 Income tax benefit from stock option
   exercise............................          --          --            25
 Purchases and retirements of treasury
   stock...............................          --          --          (225)
 Conversion of Class A voting common
   stock into Class B nonvoting common
   stock...............................          --          --            --
Net loss...............................        (167)         --          (167)
                                           --------     -------      --------
Balance at December 31, 1997...........      (9,579)         --        (9,368)
 Accrual of dividends and accretion of
   redeemable preferred stock..........        (627)         --          (627)
 Increase (decrease) in ESOP put
   obligation..........................       8,859          --         8,859
 Sale of Series B convertible preferred
   stock, less offering costs..........          --          --        19,948
 Exercise of stock options.............          --          --           143
 Decrease in deferred compensation.....          --          --           658
 Income tax benefits from stock option
   exercises...........................          --          --            64
 Compensation expense associated with
   purchase of shares from ESOP........          --          --         1,027
 Reclassification of deferred
   compensation associated with the
   purchase of shares from ESOP........          --          --          (806)
 Purchases of treasury stock...........          --      (2,168)       (2,168)
 Retirement of treasury stock..........          --         997            --
Net loss...............................     (10,834)         --       (10,834)
                                           --------     -------      --------
Balance at December 31, 1998...........     (12,181)     (1,171)        6,896
 Accrual of dividends and accretion of
   redeemable preferred stock..........        (753)         --           753
 Increase (decrease) in ESOP put
   obligation..........................       1,718          --         1,718
 Sale of Series C convertible preferred
   stock, less offering costs..........          --          --        24,767
 Issuance of common stock..............          --          --            12
 Purchases of treasury stock...........          --      (2,196)       (2,196)
 Retirement of treasury stock..........          --       1,628            --
 Issuance of warrants..................          --          --           593
 Net loss..............................     (19,225)         --       (19,225)
                                           --------     -------      --------
Balance at December 31, 1999...........    $(30,441)    $(1,739)     $ 11,812
                                           ========     =======      ========

The accompanying notes to consolidated financial statements are an integral part of these statements

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                    SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,          JUNE 30,
                                                    ----------------------------   ------------------
                                                      1999      1998      1997       2000      1999
                                                    --------   -------   -------   --------   -------
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $(19,225) $(10,834)  $  (167)  $ (3,309)  $(6,627)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization...............     2,081     1,525     1,230      1,078       950
      Increase (decrease) in fair value of common
        stock put warrant.........................        --      (360)       --        513        --
      Stock-based compensation....................       593     2,982       400         --       135
      Restructuring provision.....................     3,956        --        --       (562)      481
      Allowance for doubtful accounts.............       516       214       181       (354)       94
      Changes in assets and liabilities:
      Accounts receivable.........................    (2,037)    3,972    (2,025)     2,665       562
      Unbilled receivables........................     2,962    (3,281)   (1,356)      (921)    2,897
      Prepaids and other current assets...........        68      (952)     (259)       (84)     (159)
      Other non-current assets....................        16       420      (195)      (110)       11
      Accounts payable and other accrued
        liabilities...............................     2,336     2,849      (573)        49    (1,327)
      Accrued compensation........................     1,684       352      (349)      (444)      860
      Deferred revenue............................     1,417       911      (770)    (2,687)     (734)
      Restructuring accrual.......................      (384)       --        --        (69)     (232)
                                                    --------   -------   -------   --------   -------
        Net cash used in operating activities.....    (6,017)   (2,202)   (3,883)    (4,235)   (3,089)
                                                    --------   -------   -------   --------   -------
Cash flows from investing activities:
  Capital expenditures............................    (1,093)   (2,674)   (1,826)    (1,257)     (481)
  Purchases of investments........................        --        --        --     (1,920)       --
                                                    --------   -------   -------   --------   -------
        Net cash used in investing activities.....    (1,093)   (2,674)   (1,826)    (3,177)     (481)
                                                    --------   -------   -------   --------   -------
Cash flows from financing activities:
  Change in revolving credit facility, net........      (868)   (1,632)    1,847         --       995
  Proceeds from issuance of long-term debt........        --     2,000     8,564         --        --
  Principal payments on long-term debt and capital
    lease obligations.............................    (1,154)   (5,692)   (3,506)      (671)     (491)
  Proceeds from issuance of Series B and C
    convertible preferred stock, less
    offering costs................................    24,767    19,948        --         --        --
  Proceeds from issuance of put warrants..........        --        --       456         --        --
  Proceeds from issuance of common stock and
    exercise of stock options and warrants........        12       143       416         75        --
  Purchases of treasury stock.....................    (2,196)   (2,038)     (187)      (266)     (278)
                                                    --------   -------   -------   --------   -------
        Net cash provided by (used in) financing
          activities..............................    20,561    12,729     7,590       (862)      226
                                                    --------   -------   -------   --------   -------
        Net increase (decrease) in cash and cash
          equivalents.............................    13,451     7,853     1,881     (8,274)   (3,344)
Cash and cash equivalents at beginning of year....    11,826     3,973     2,092     25,277    11,826
                                                    --------   -------   -------   --------   -------
Cash and cash equivalents at end of year..........  $ 25,277   $11,826   $ 3,973   $ 17,003   $ 8,482
                                                    ========   =======   =======   ========   =======
Supplemental disclosures of cash paid during the
  year for:
    Interest......................................  $    425   $ 1,348   $   564
                                                    ========   =======   =======
    Income taxes, net of refunds received.........  $   (278)  $   276   $   827
                                                    ========   =======   =======
Supplemental disclosure of noncash financing
  activity:
    Capital leases................................  $     --   $    --   $   187
                                                    ========   =======   =======
    Treasury stock purchases financed with a note
      payable.....................................  $     --   $   130   $    --
                                                    ========   =======   =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1999
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(1) NATURE OF BUSINESS AND BASIS OF PRESENTATION

  The Company

     Talus Solutions, Inc. and its wholly-owned subsidiary ("Talus" or the "Company") is a leading provider of pricing and revenue management software solutions. These solutions enable companies to achieve growth by winning new customers and increasing revenue and profit from existing customers. Talus' customers represent a number of industries, including, but not limited to, airlines, hotels, rental car, freight and package delivery, media, manufacturing, utilities, and e-Commerce. The Company's products and services are offered on a worldwide basis.

  Company Formation

     Talus was formed on November 18, 1997 for the purpose of effecting the mergers of Decision Focus Incorporated ("Decision Focus") and Aeronomics Incorporated ("Aeronomics") (collectively, the "predecessor companies") into Talus. These mergers were effected as stock-for-stock exchanges. These transactions were accounted for using the pooling of interests method of accounting with Decision Focus deemed to be the issuing company.

  Basis of Presentation

     The consolidated financial statements include the accounts of Talus and a wholly-owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Interim Financial Information

     The unaudited consolidated financial statements of the Company as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been condensed or omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the expected results for the year ending December 31, 2000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company recognizes revenue based on the provisions of Statement of Position, or SOP, No. 97-2, "Software Revenue Recognition," as amended by SOP No. 98-9, and SOP No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." The Company generates revenue from two primary sources: (a) License fee revenue and (b) Consulting, solution support and custom software development services revenue.

     (a) License fee revenue: License fee revenue is generated from licensing the rights to the perpetual use of the Company's software products. The Company believes that implementation

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
services typically provided to install its software products are essential to the customer's use of Talus software products in arrangements where the Company is responsible for implementation services. As such, the Company recognizes revenue on the percentage-of-completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract.

     (b) Consulting, solution support and custom software development services revenue: The Company performs consulting and custom software development services under both time-and-materials and fixed-price contracts. These services include the development, installation and often the maintenance, of customized software applications. Revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured by the percentage of contract costs incurred to date to estimated total contract costs for each contract. Contract costs include all direct and certain indirect costs. Revenue derived from contracts to provide services on a time-and-materials basis is recognized as the related services are performed.

     Solutions support revenue is based principally upon performance of maintenance and support agreements. Support services are not considered essential to the functionality of the Company's software products. The Company recognizes support revenue ratably over the period of the contract, which is generally twelve months.

     The Company usually bills for license fees upon commencement of the contract, however, in some situations the Company may delay billing based on the terms of the contract. The Company bills for services on a monthly basis for time-and-materials contracts and upon achieving contractual milestones on fixed-price contracts.

     Unbilled receivables represent amounts due to the Company for work performed that had not been billed as of the period end. Deferred revenue is recognized for amounts billed or collected by the Company before satisfying the above revenue recognition criteria. Deferred revenue consists of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
License fees................................................  $  676   $   --
Other.......................................................   2,786    2,045
                                                              ------   ------
                                                              $3,462   $2,045
                                                              ======   ======

  Cost of Revenue

     Cost of revenue includes the cost of media, product packaging, documentation, and other production costs for license fee revenue. These costs have been insignificant to date. Cost of revenue for consulting, solutions support and custom software development services consist primarily of salaries and related benefits of delivery personnel, training and customer support personnel, including cost of services provided by third-party consultants engaged by the Company. When the current estimates of total contract revenue and contract costs indicate a loss, a provision for the entire loss on the contract is recorded and is included in cost of revenue.

  Concentration of Credit Risk

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
accounts receivable result primarily from operations and are receivable from a broad customer base principally in the United States. The Company does not require collateral for its receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. The allowance for doubtful accounts aggregated $980 and $464 at December 31, 1999 and 1998, respectively, and $626 at June 30, 2000 (unaudited). Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

  Cash and Cash Equivalents

     Cash equivalents are highly liquid interest-bearing investments with original maturities of three months or less when purchased. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents at December 31, 1999 and 1998 consist primarily of money market instruments, commercial paper and certificates of deposit.

  Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold improvements......................................  5-9 years
Furniture and fixtures......................................  3-7 years
Computer equipment..........................................  3-5 years
Purchased computer software.................................  3-5 years

     Leasehold improvements are amortized using the straight-line method over the estimated useful life of the improvement or the lease term, whichever is shorter. Amortization of assets held under capital lease arrangements is included in depreciation expense.

  Software Development

     The Company expenses all software development costs associated with establishing technological feasibility of software applications, which the Company defines as completion of beta testing. Because of the insignificant amount of costs incurred by the Company between completion of beta testing and release, the Company has not capitalized any software development costs in the accompanying consolidated financial statements.

  Stock-Based Compensation

     The Company applies the intrinsic value method to account for compensation expense related to the award of stock options to employees and directors, and furnishes pro forma disclosures in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company accounts for options and warrants granted to non-employees using the fair-value method prescribed by SFAS No. 123 and Emerging Issues Task Force, or EITF, No. 96-18, "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services."

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

  Comprehensive Income/(Loss)

     The Company did not have any significant components of other comprehensive income/(loss) for the three years ended December 31, 1999.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

  Reclassifications

     Certain reclassifications have been made to the 1997 and 1998 consolidated financial statements to conform to the presentation adopted in 1999.

(3) MERGERS

     On November 18, 1997, Talus was formed in connection with the mergers of Decision Focus and Aeronomics into Talus Solutions, Inc., a newly formed corporation. These mergers were effected as follows: (1) the merger between Talus and Decision Focus was effected through the exchange of 8,821 shares of the Company's Class A voting common stock for 84 shares of Decision Focus's Class A voting common stock and 678 shares of the Company's Class B nonvoting common stock for 6 shares of Decision Focus's Class B nonvoting common stock (at exchange ratios of 105.1985 shares to one) and (2) the merger between Talus and Aeronomics was effected through the exchange 8,077 shares of the Company's Class A voting common stock for 4,391 shares of Aeronomics' Series B nonvoting common stock, 1 share of the Company's Class A voting common stock for 1 share of Aeronomics' Series A voting common stock, and 832 shares of the Company's convertible preferred stock for 443 shares of Aeronomics' convertible preferred stock (at exchange ratios of 1.8772 shares of the Company's Class A voting common stock for each Aeronomics Series A common share, and 1.8397 shares of the Company's Class A voting common stock for each Aeronomics Series B common share, and 1.8772 shares of the Company's convertible preferred stock for each Aeronomics convertible preferred share). Additionally, all previously outstanding options to acquire common stock of Decision Focus and Aeronomics were converted into options to acquire the Company's Class A voting common stock and Class B nonvoting common stock using the exchange ratios defined above. The transactions were accounted for using the pooling of interests method of accounting with Decision Focus deemed to be the issuing company. As a result, the historical financial position and results of operations of Decision Focus and Aeronomics have been combined to become the historical financial position and results of

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
operations of the Company for all periods prior to the mergers to give retroactive effect to these transactions. In connection with these mergers, the Company incurred $1,005 in acquisition-related expenses, which have been separately classified in the 1997 consolidated statement of operations.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1999 and 1998:

                                                               1999     1998
                                                              ------   ------
Furniture, fixtures, and leasehold improvements.............  $2,485   $2,452
Computer equipment..........................................   8,346    7,956
Purchased computer software.................................   2,647    2,045
                                                              ------   ------
                                                              13,478   12,453
Less accumulated depreciation...............................   9,663    7,650
                                                              ------   ------
     Property and equipment, net............................  $3,815   $4,803
                                                              ======   ======

(5) LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Revolving Credit Facility

     The Company maintains a revolving credit facility (the "Revolver") with a commercial bank. The credit facility provides for up to $3.5 million in borrowings. Available borrowings under the facility are limited to 80% of eligible accounts receivable, as defined. The credit facility bears interest at a rate of prime plus 1/4% payable monthly and expired on May 1, 2000. Borrowings outstanding under the Revolver were $0 and $868 on December 31, 1999 and 1998, respectively.

  Note Payable - Commercial Bank

     The Company maintains a long-term note payable with a commercial bank (the "Bank Note"). The original principal amount of the Bank Note was $5.0 million, with monthly installments of principal of $83 plus interest at a rate of 9.02% through its expiration in December 2002. The outstanding principal of this note was $3.0 million and $4.0 million at December 31, 1999 and 1998, respectively, and $2.5 million at June 30, 2000 (unaudited). The current portion of this obligation was $1.0 million at June 30, 2000 (unaudited), December 31, 1999 and 1998, respectively.

     The Revolver and the Bank Note contain various operating and financial covenants, and are secured by substantially all assets of the Company. At December 31, 1999, the Company did not meet the financial covenants pertaining to cash flows to fixed charges and minimum net worth. Subsequent to December 31, 1999, the Company obtained a waiver of its financial covenant violations.

  Other Notes Payable and Capital Lease Obligations

     The Company is obligated under various notes payable arrangements to certain employees and former employees and various capital lease obligations, principally for furniture and fixtures and computer equipment. The remaining obligation under these notes payable and capital lease obligations aggregated $405 and $559 at December 31, 1999 and 1998, respectively.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

     Scheduled annual maturities of long-term debt are as follows as of December 31, 1999:

              FOR THE YEAR ENDING DECEMBER 31,                AMOUNT
              --------------------------------                ------
2000........................................................  $1,250
2001........................................................   1,071
2002........................................................   1,042
2003........................................................      42
                                                              ------
                                                              $3,405
                                                              ======

(6) ACCRUED COMPENSATION

     Accrued compensation consists of the following:

                                                      DECEMBER 31,
                                                     ---------------
                                                      1999     1998    JUNE 30, 2000
                                                     ------   ------   -------------
                                                                        (UNAUDITED)
Incentive compensation.............................  $2,507   $   --      $2,097
Benefit plan contributions.........................     894    1,004         535
Vacation...........................................     944      919       1,173
Expatriate tax liabilities.........................     324    1,430         604
Other..............................................     474      106         290
                                                     ------   ------      ------
                                                     $5,143   $3,459      $4,699
                                                     ======   ======      ======

(7) OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                      DECEMBER 31,
                                                     ---------------
                                                      1999     1998    JUNE 30, 2000
                                                     ------   ------   -------------
                                                                        (UNAUDITED)
Loss contracts reserve.............................  $3,234   $2,609      $2,850
Other..............................................   1,685      757       1,976
                                                     ------   ------      ------
                                                     $4,919   $3,366      $4,826
                                                     ======   ======      ======

(8) RESTRUCTURING CHARGE

     During December 1999, the Company undertook a plan to relocate its corporate offices to a more strategic location within the Atlanta, Georgia metropolitan area. The Company has executed a lease agreement for new space and moved into its new space during September 2000. In connection with this plan, the Company recorded a charge of $3,572 associated with lease space that was abandoned in fiscal 2000. The Company did not anticipate any future benefit from the costs incurred. The Company is obligated under a non-cancelable lease arrangement through August 2003 for the abandoned office location. Although the Company was actively seeking a subleasee for the abandoned space to mitigate its remaining cash obligation, it was not considered probable at December 31, 1999 that the Company would be able to obtain such a sublease.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

     The remaining lease obligation from the lease abandonment date of October 1, 2000 is as follows:

Payable in:
  2000......................................................   $  306
  2001......................................................    1,217
  2002......................................................    1,234
  2003......................................................      815
                                                               ------
                                                               $3,572
                                                               ======

     During January 1999, the Company terminated 25 employees as part of an internal reorganization and cost savings plan. The Company recorded a charge of $481 for related severance costs, which had been paid as of December 31, 1999.

  Unaudited

     During June 2000, the Company executed a sublease for a portion of its abandoned office location. Accordingly, the Company recorded income of $562 during the six months ended June 30, 2000 to reflect the reduction in its remaining net lease obligation.

(9) STOCKHOLDERS' EQUITY

  Common Stock

     Class A common stock is voting common stock. Holders of Class B nonvoting common stock generally have identical rights as the holders of Class A voting common stock with the exception of voting rights. Holders of Class B nonvoting common stock are not entitled to vote on any matter unless otherwise required by law.

  Preferred Stock

     Preferred stock outstanding as of December 31, 1999 is as follows:

                                                      SHARES     ISSUED AND    ORIGINAL
                                                    AUTHORIZED   OUTSTANDING     VALUE
                                                    ----------   -----------   ---------
Series A..........................................     2,000          832       $ 2,000
Series B..........................................     5,000        4,717        20,000
Series C..........................................    18,000       17,300        25,000
                                                      ------       ------       -------
                                                      25,000       22,849       $47,000
                                                      ======       ======       =======

     The rights, preferences and privileges of the holders of Series A, B and C preferred stock are as follows:

     Series A (Cumulative, Convertible, Redeemable and Nonvoting): Shares of the Company's Series A preferred stock are entitled to quarterly dividends at the annual rate of 8% ($0.1944 per share) when and if declared by the Company's Board of Directors. Such dividends are cumulative, accrue from the original issue date, and prohibit the Company from paying dividends on its common stock until all accrued dividends in arrears have been paid on the Series A preferred stock. The Company, at its option, may pay all accrued and unpaid dividends at conversion or may issue Class B nonvoting common stock. Dividends in arrears on the Series A preferred stock totaled $2,511 and $1,759 as of December 31, 1999 and 1998, respectively.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

     The Series A preferred stock also includes liquidation rights which provide, upon liquidation of the Company, for the holder to be paid an amount equal to the original amount invested plus a 20% compounded annual return less any dividends paid under the dividend rights described above. The Series A preferred stock is nonvoting, unless the Company attempts to create a senior class or series of stock, amend the certificate of incorporation or bylaws in a manner that would adversely affect the rights and preferences of the Series A preferred stock, pay a dividend on the common stock, or otherwise fails to comply with certain terms and conditions of the preferred stock purchase agreement. The terms and conditions of the preferred stock purchase agreement include, among others, requirements for the Company to report financial information to the holder and visitation rights for the holder with respect to meetings of the Company's Board of Directors.

     Under the original terms of the Series A preferred stock purchase agreement, the holder could convert each share of Series A preferred stock into one share of Class B nonvoting common stock at any time, subject to adjustment for dilutive issuances of equity or convertible securities as described in the certificate of incorporation. Furthermore, the Series A preferred stock will automatically convert into Class B nonvoting common stock at the then current conversion rate in the event of an initial public offering meeting certain criteria ("Qualified IPO"). In the event of a merger or sale of the Company, the holder of the Series A preferred stock would receive the form of consideration available for distribution to stockholders equal to the original invested amount plus accrued and unpaid cumulative dividends or the liquidation value, whichever is greater. Upon issuance of the Series C preferred stock in August 1999, the conversion ratio of the Series A preferred stock into Class B nonvoting common stock was adjusted in accordance with the certificate of incorporation. Accordingly, each share of Series A preferred stock is now convertible into
1.185 shares of Class B nonvoting common stock, or 985 shares in aggregate.

     The holder of Series A preferred stock was originally entitled to require the Company to redeem the shares and all accrued and unpaid dividends thereon for cash in July 2000. The redemption price is based on the appraised value of the Company, as defined in the agreement, but in no event will the redemption price be less than the original invested amount plus a 20% compounded annual return on the invested amount less any preferred dividends declared and paid. Upon issuance of the Series C preferred stock in August 1999, the Series A preferred stock mandatory redemption date was changed from July 2000 to July 2002. The Company's future cash obligation for the redemption of Series A preferred stock, assuming that the Series A preferred stock has not been converted to common stock, at the minimum redemption amount is approximately $7,150 which would be due in July 2002 and includes accrued dividends in arrears. The Series A preferred stock is presented outside of stockholders' equity since redemption is outside of the control of the company.

     The holder of the Series A preferred stock also received certain other rights including, but not limited to, registration rights with respect to the shares. In the event of a distribution of assets and rights upon liquidation, shares of the Series A preferred stock rank "senior" to the Series B preferred stock, "junior" to the Series C preferred stock and "senior" to all classes of common stock.

  Unaudited

     The Company determined that the fair value of the Series A preferred stock on June 30, 2000 exceeded the minimum redemption value as of such date. Accordingly, the Series A

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
preferred stock is presented at its estimated fair value at June 30, 2000, which resulted in $1,411 additional accretion recorded during the six months ended June 30, 2000.

     Series B (Convertible and Voting): In September 1998, the Company issued 4,717 shares of Series B preferred stock, resulting in gross proceeds to the Company of $19.9 million. As part of the original Series B preferred stock purchase agreement, certain warrants were issued to the Series B preferred stock investors. The warrants provide, upon a liquidity event as defined in the agreement, the holders with the right to purchase at a nominal price additional shares of Series B convertible preferred stock equal in value to the greater of
(1) an 8% annual dividend, compounded annually on the purchased shares or (2) a 20% return compounded annually on the original investment amount of $20.0 million less the appreciation of the Series B convertible preferred stock since original issue date, grossed up to offset tax effects. Upon issuance of the Series C preferred stock in August 1999, the warrant holders agreed to cancel their warrants. A provision in the stock purchase agreement also provides for additional warrants at an exercise price of $.01 if a particular customer contract incurred a loss of greater than $2.5 million, or any other customer contract considered "open" at the closing date incurred a loss greater than $2.0 million and the purchasers were not previously notified of such loss.

     The Series B preferred stock includes dividend rights when and if declared and paid by the Company on common stock as if the Series B preferred stock was converted to Class A common stock immediately prior to the dividend declaration. The Series B preferred stock also includes liquidation rights which provide, upon liquidation of the Company, for the holders to be paid an amount no less than the original investment amount plus declared but unpaid dividends. The terms and conditions of the stock purchase agreement include, among others, requirements for the Company to report financial information to the holders and allows the holders to elect a member to the Company's Board of Directors.

     Under the original terms of the Series B preferred stock, the holders could convert each share of Series B preferred stock into one share of Class A voting common stock at any time, subject to adjustment for dilutive issuances of equity or convertible securities as described in the certificate of incorporation. Furthermore, the terms of the Series B preferred stock require conversion to Class A voting common stock at the then current conversion rate in the event of a Qualified IPO, merger or sale of the Company meeting certain criteria. Upon issuance of the Series C preferred stock in August 1999, the conversion ratio of the Series B preferred stock into Class A voting common stock was adjusted in accordance with the certificate of incorporation. Accordingly, each share of Series B preferred stock is now convertible into 2.934 shares of Class A voting common stock, or 13,840 shares in aggregate. Each share of Series B preferred stock carries voting rights equal to the number of shares of Class A voting common stock that would be issued upon conversion and votes together with the Class A common stock and other voting stock on all matters on which the Class A common stock is entitled to vote.

     The holders of the Series B preferred stock also received certain other rights including, but not limited to, registration rights with respect to the shares. In the event of a distribution of assets and rights upon liquidation, shares of Series B preferred stock rank "junior" to all other series of preferred stock and "senior" to all classes of common stock.

     Series C (Convertible and Voting): In August 1999, the Company issued 17,300 shares of Series C preferred stock, resulting in gross proceeds to the Company of $24.7 million.

     The Series C preferred stock includes dividend rights when and if declared and paid by the Company on common stock as if the Series C preferred stock was converted to Class A

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
common stock immediately prior to the dividend declaration. The Series C preferred stock also includes liquidation rights, which provide, upon liquidation of the company, for the holders to be paid an amount no less than the original investment amount plus declared but unpaid dividends.

     The holders of Series C preferred stock may convert each share of Series C preferred stock into one share of Class A voting common stock at any time, subject to adjustment as provided for in the agreement. Each share of Series C preferred stock carries voting rights equivalent to the number of shares of Class A voting common stock that would be issued upon conversion, subject to certain exceptions. Furthermore, the terms of the Series C preferred stock require conversion to Class A voting common stock in the event of a Qualified IPO, merger or sale of the Company meeting certain criteria. The holders of Series C preferred stock also received certain other rights including, but not limited to, registration rights with respect to the shares.

     In the event of a distribution of assets and rights upon liquidation, shares of Series C preferred stock are "senior" to all other series of preferred stock and "senior" to all classes of common stock.

  Stockholders Agreement

     In connection with the issuance of the Series B and Series C preferred stock, the Company entered into a Stockholders Agreement with the Series A, B and C preferred stock investors, and certain other major common shareholders. The agreement restricts the parties from transferring their ownership subject to exceptions, and grants rights of first refusal to the Company and the parties under the agreement. Additionally, the agreement (i) provides the preferred stockholders both with tag-along rights if the major common stockholders attempt to sell any stock and with preemptive rights on Company issuances of equity or convertible securities, and (ii) provides certain Series B and Series C investors with representation on the Company's Board of Directors and gives certain Series B and Series C investors certain veto rights, and (iii) obligates a major common stockholder under noncompete provisions.

  Stock Warrants

     In connection with certain services rendered by outside consultants and the issuance of certain notes payable, the Company issued warrants to purchase shares of the Company's Class A voting common stock. The following warrants were outstanding as of December 31, 1999:

      NATURE OF          GRANT                                               EXERCISE
     TRANSACTION         DATE       GRANTED    OUTSTANDING    EXERCISABLE     PRICE      EXPIRATION
     -----------       ---------    -------    -----------    -----------    --------    ----------
Financing............   Dec-1997       95           95             95           $0.01     Jan-2003
Consulting
  Services...........   Oct-1998       21           21             21            2.38     Oct-2003
Consulting
  Services...........   Jun-1999      260          260            260            2.38     Jun-2004
Consulting
  Services...........   Jul-1999       42           42             42            2.38     Jul-2004
                                      ---          ---            ---
                                      418          418            418
                                      ===          ===            ===

     The Company calculated the fair value of all warrants on the date of grant for services rendered using the Black-Scholes options model as prescribed by SFAS No. 123. The fair value

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
of the warrants issued in conjunction with consulting services was approximately $593 and was recognized as expense in the period the services were performed.

     The terms of the warrants issued in conjunction with certain notes payable grant the holder the right and option to put the warrants back to the Company for cash for a period of 30 days immediately prior to the expiration thereof at a price equal to the fair market value of the shares of Class A voting common stock issuable to the holder upon exercise, as defined.

     In December 1997 the Company allocated $456 to these warrants using the relative fair values of the notes payable and the warrants. As a result, the note was recorded with an original issue discount of $456. The value of these warrants is presented outside of stockholders' equity since redemption of the warrants is outside of the control of the company. The fair value of such warrants were $96 at December 31, 1999 and 1998 and $609 at June 30, 2000 (unaudited). The accretion to fair value recorded for these warrants was $0, $(360) and $0 in 1999, 1998 and 1997, respectively, and $513 and $0 for the six months ended June 30, 2000 and 1999 (unaudited), respectively.

     In March 1998, the Company borrowed an additional $2.0 million under the terms of the financing arrangement. In September 1998, the entire $5.0 million subordinated note payable was repaid with the proceeds of the sale of the Series B preferred stock and as a result, the remaining unaccreted discount of $334 was charged to interest expense.

(10) STOCK-BASED INCENTIVE PLANS

  Talus 1998 Stock Option Plan

     In 1998, the Company adopted the Talus 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan, as amended, provided for shares of the Company's Class A voting common stock to be reserved for incentive stock option and nonqualified stock option grants to key employees. In November 1999, the Board approved the Amended and Restated Stock Option Plan (the "1999 Plan"), which provides for 12,715 shares of the Company's Class A voting common stock to be reserved for incentive stock option and nonqualified stock option grants to key employees and other individuals performing services for the Company. Options available for grant at December 31, 1999 were 5,867.

  Other Stock Option Plans

     Each of the predecessor companies maintained stock option plans (the "predecessor plans") prior to the formation of the Company. All awards granted under the predecessor plans were converted into options to acquire shares of the Company's Class A voting common stock or Class B nonvoting common stock.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

  Stock Options Awards

     The following table summarizes activity in the Company's stock option plans for the three years ended December 31, 1999:

                                                 YEAR ENDED DECEMBER 31,
                       ---------------------------------------------------------------------------
                                1999                      1998                      1997
                       -----------------------   -----------------------   -----------------------
                                 WEIGHTED AVG              WEIGHTED AVG              WEIGHTED AVG
                       SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE
                       ------   --------------   ------   --------------   ------   --------------
Options outstanding
  at beginning of
  year...............  1,319         $2.25       1,069         $2.00       1,734         $1.53
Granted..............  6,571          1.01         488          2.38         290          2.45
Canceled/expired.....   (640)         2.12        (108)         1.76        (349)         1.57
Exercised............     --            --        (130)         1.10        (606)         1.11
                       -----                     -----                     -----
Options outstanding
  at end of year.....  7,250         $1.14       1,319         $2.25       1,069         $2.00
                       =====                     =====                     =====
Options exercisable
  at end of year.....    463         $2.26         787         $2.26         405         $2.13
                       =====                     =====                     =====

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999:

                OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
----------------------------------------------------   --------------------------
                              WEIGHTED-
                NUMBER         AVERAGE     WEIGHTED-       NUMBER       WEIGHTED-
RANGES OF   OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
 EXERCISE    DECEMBER 31,    CONTRACTUAL   EXERCISE     DECEMBER 31,    EXERCISE
  PRICES         1999           LIFE         PRICE          1999          PRICE
----------  --------------   -----------   ---------   --------------   ---------
$1.01..         6,513           9.60         $1.01            --          $  --
1.19-2.45..       737           4.76          2.30           463           2.26
                -----                                        ---
1.01-2.45..     7,250           9.11          1.14           463           2.26
                =====                                        ===

     The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $0.27, $0.48 and $0.71, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 6.2%, 4.5% and 5.9% for 1999, 1998 and 1997, respectively, and an expected life of five years for options granted in all periods.

     Had the Company determined compensation cost based on the fair value of the option at the grant date, the Company's pro forma net loss would have been as follows:

                                                     1999       1998      1997
                                                   --------   --------   -------
As reported......................................  $(19,225)  $(10,834)  $  (167)
                                                   ========   ========   =======
Pro forma........................................  $(19,522)  $(11,032)  $  (423)
                                                   ========   ========   =======

(11) INCOME TAXES

     The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement carrying amounts of existing

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards.

     Provision for (benefit from) income taxes for the years ended December 31, 1999, 1998 and 1997 consist of:

                                                             1999     1998   1997
                                                           --------   ----   ----
Current provision for (benefit from) income taxes:
  Federal................................................  $     --   $ --   $(34)
  State..................................................        --     --    (26)
  Foreign................................................        --     46    200
                                                           --------   ----   ----
       Total provision for (benefit from) current income
          taxes..........................................        --     46    140
                                                           --------   ----   ----
Deferred provision for (benefit from) income taxes:
  Federal................................................        --    (37)   183
  State..................................................        --     (9)    47
                                                           --------   ----   ----
       Total deferred provision for (benefit from) income
          taxes..........................................        --    (46)   230
                                                           --------   ----   ----
       Total provision for (benefit from) income taxes...  $     --   $ --   $370
                                                           ========   ====   ====

     A reconciliation of the Company's provision for income taxes to that computed by applying the statutory federal income tax rate of 34% is as follows:

                                                          1999      1998     1997
                                                         -------   -------   ----
Provision for (benefit from) income taxes at federal
  statutory income tax rate............................  $(6,537)  $(3,684)  $ 69
Increase in income tax expense resulting from:
  Merger expenses......................................       --        --    247
  Other nondeductible expenses.........................       51        49     53
  Increase in valuation allowance......................    6,922     3,040     --
  Compensation expense related to the ESOP.............       --       665     --
  State income tax expense, net of Federal income tax
     benefit...........................................       --         6     14
Other, net.............................................     (436)      (76)   (13)
                                                         -------   -------   ----
     Actual provision for income taxes.................  $    --   $    --   $370
                                                         =======   =======   ====

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

     The primary components of net deferred tax assets and liabilities are as follows:

                                                         1999      1998
                                                        -------   -------
Deferred tax liabilities:
  Contract accounting.................................  $   443   $   777
  Depreciation........................................      360       237
  Other...............................................       --       237
                                                        -------   -------
       Total deferred tax liabilities.................      803     1,251
                                                        =======   =======
Deferred tax assets:
  Operating loss carryforwards........................    6,070     2,486
  Loss contracts reserve..............................    1,229       991
  Allowance for doubtful accounts.....................      372       252
  Restructuring costs.................................    1,357        --
  Accruals............................................    1,142       389
  Other...............................................      595       280
                                                        -------   -------
       Total deferred tax assets......................   10,765     4,398
       Valuation allowance............................   (9,962)   (3,040)
                                                        -------   -------
       Deferred tax assets after valuation
          allowance...................................      803     1,358
                                                        -------   -------
       Net deferred tax asset.........................  $    --   $   107
                                                        =======   =======

     The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized.

     Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset. The valuation allowance increased by $6,922 and $3,040 in 1999 and 1998, respectively.

     As of December 31, 1999, the Company had net operating losses and foreign tax credits available for carryforward of approximately $16,000 and $250 which expire at various times beginning in the year 2011 and 2002, respectively. The Tax Reform Act of 1986 (the "Act") contains provisions that may limit the amount of net operating loss carryforwards that the Company may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%, as defined. The amount of net operating loss carryforwards available to offset taxable income may be limited in future periods as a result of an ownership change (as defined by the Act) that occurred in 1999 upon issuance of the Series C preferred stock. Of the total net operating loss carryforward at December 31, 1999, approximately $13,600 are subject to an annual limitation of approximately $1,600.

(12) EMPLOYEE BENEFIT PLANS

  (i) 401(k) Plan

     The Company sponsors a defined contribution 401(k) benefit plan (the "Talus 401(k) Plan") for the benefit of its employees. Substantially all employees are eligible for participation in the plan. Employees can elect to contribute from 1% to 15% of their annual compensation subject to certain limitations on highly compensated individuals. The Company intends to make a discretionary matching contribution of up to 5% of the participant's annual salary. The participant's contributions vest 100% immediately, while any Company contributions vest 20%

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY
annually. During 1998, the Company terminated its predecessor 401(k) plan and established the Talus 401(k) plan. The Company's total charge for contributions to the 401(k) plans for the years ended December 31, 1999, 1998 and 1997 were approximately $850, $1,061 and $162, respectively.

  (ii) Money Purchase Pension Plan

     The Company maintained a defined contribution Money Purchase Pension Plan (the "MPP Plan") for the benefit of all eligible employees. Prior to 1998, the MPP Plan provided for the Company to make contributions in an amount equal to 10% of eligible employee compensation. In connection with the formation of the Talus 401(k) plan in 1998, the Company amended the MPP Plan whereby contributions were to cease subsequent to December 31, 1997. Employees vested 20% annually in the Company's contributions to the MPP Plan. The Company charged approximately $779 to expense for contributions to the MPP Plan for the year ended December 31, 1997.

(13) EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) AND TERMINATION

     During December 1999, the Company terminated its ESOP Plan. Each participant became 100% vested in their ESOP shares as a result of the ESOP Plan termination and became entitled to (i) receive a distribution of their ESOP shares or (ii) require the Company to purchase their ESOP shares at the December 31, 1998 appraised value of the Company's common stock.

     A summary of the ESOP Plan Termination is as follows:

ESOP shares prior to termination............................    4,704
Shares distributed to participants..........................   (2,495)
Shares purchased by the Company.............................   (1,671)
                                                               ------
ESOP shares remaining - December 31, 1999...................      538
                                                               ======

     The shares distributed to participants in December 1999 plus the remaining shares held by the ESOP (3,033) subject to two put rights at $1.02 and $0.82, per share, which expire or are expected to expire in December 2000.

     The Company maintained the ESOP Plan for the benefit of all eligible employees through December 1999. The ESOP Plan was formed as a leveraged employee stock ownership plan. The ESOP Plan had borrowed under notes payable to the Company and from certain of the Company's shareholders to purchase the Company's Class A voting common stock. Contributions to the ESOP Plan made by the Company were used to fund principal and interest payments on the ESOP Plan debt. As principal payments were made by the ESOP Plan, shares of the Company's Class A voting common stock were released for allocation to the ESOP Plan participants with the remaining unallocated shares serving as collateral for the notes payable. Notwithstanding debt service requirements, contributions to the ESOP Plan were determined at the discretion of the Company's Board of Directors and shares were allocated to participants in the proportion that each participant's eligible compensation bears to total eligible compensation for all participants for the ESOP Plan year. Participants vested 20% annually in shares allocated to participants.

     During 1998, the Company has reflected the cost of the shares purchased with the borrowings as unearned compensation related to employee stock ownership plan in redeemable common stock with reductions at cost for shares allocated as a result of debt repayments. The

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

Company recorded compensation expense for the ESOP Plan equal to discretionary cash contributions plus the fair value of shares committed to be released during each period. Any difference between the cost of the shares released and the fair value recorded was charged or credited to additional paid-in capital.

     During 1998, the independent fiduciary of the ESOP Plan agreed to sell unallocated shares to the Company at a price of $3.50 per share. In November 1998, the Company purchased 634 shares of Class A voting common stock from the ESOP Plan for cash at a total cost of $2,220. Of this amount, the Company charged $1,027 to ESOP expense.

     The ESOP Plan used the proceeds from the sale of Class A voting common stock to the Company to retire its debt obligation to the Company. As a result of eliminating its debt to the Company, 1,040 shares of Class A voting common stock previously held as collateral for the debt were made available for allocation to the participants. Accordingly, the Company charged $1,955 to ESOP expense for the year ended December 31, 1998 reflecting the allocation of the remaining shares. Additionally, the Company charged $302 to ESOP expense for the year ended December 31, 1998 for ESOP Plan administrative expenses paid by the Company. The Company charged $3,284, in aggregate, to expense for the ESOP Plan for the year ended December 31, 1998.

     During 1997, 324 shares of the Company's Class A voting common stock were allocated to participants. At December 31, 1997, the Company had 1,674 unallocated shares of its Class A voting common stock. The Company charged $778 to expense for the ESOP Plan for the year ended December 31, 1997.

     The value of shares held by the ESOP or held by individuals that contain put rights are presented outside of stockholders' equity since redemption of the shares is outside of the control of the Company. The maximum potential cash obligation of the Company was $3,094, $4,812 and $2,166 at December 31, 1999 and 1998 and June 30, 2000 (unaudited), respectively. The increase (decrease) in fair value of the ESOP put obligation for the years ended December 31, 1999, 1998, and 1997 and for the six months ended June 30, 2000 and 1999 was (1,718), (8,860), 4,248, (928), and 0, respectively.

(14) OPERATING LEASE COMMITMENTS

     The Company is obligated under noncancelable operating lease agreements for office facilities, furniture and fixtures, and computer equipment for the next five years and thereafter.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

     Future minimum lease payments under all noncancelable operating lease agreements with remaining terms in excess of one year in the aggregate and for the next five years are shown as follows:

                  YEAR ENDING DECEMBER 31,
                  ------------------------
     2000...................................................   $ 3,447
     2001...................................................     4,608
     2002...................................................     3,385
     2003...................................................     2,168
     2004...................................................     1,357
     Thereafter.............................................     4,629
                                                               -------
                                                               $19,594
                                                               =======

     Net rent expense for all cancelable and noncancelable operating leases was $3,297, $3,129 and $2,421 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company received approximately $236, $247 and $233 in rental income from subleases during the years ended December 31, 1999, 1998 and 1997, respectively.

(15) COMMITMENTS AND CONTINGENCIES

     The markets for the Company's pricing and revenue management software solutions and services are characterized by risk and uncertainty as a result of competition and rapidly evolving technology. Furthermore, the Company's business is subject to risk factors that may affect future results such as customer and market concentrations, market development, long sales and delivery cycle, ability to manage growth and customer projects, dependence on key personnel and foreign operations. Negative developments related to these risks and uncertainties or others could have a material adverse impact on the Company's financial position and results of operations.

     The Company is subject to certain other lawsuits, claims, and assessments arising out of the ordinary conduct of business. Such claims usually include assertions of breach of contract or non-performance by the Company. The Company has recorded reserves of approximately $3.1 million as of December 31, 1999 for litigation, claims and assessments ("LCA") that have been or may be asserted against the Company and for which an unfavorable outcome is probable and reasonably estimable. Approximately $2.7 million of LCA reserves are included in the loss contracts reserve. While the ultimate results and outcomes from these and other LCA matters cannot be determined precisely, management, based in part upon the advice of legal counsel, believes that the resolution of all uninsured LCA matters and insured LCA matters will not have a material adverse effect on the Company's financial position or results of operations; however, there can be no assurance in this regard.

(16) SIGNIFICANT CUSTOMER INFORMATION AND SEGMENT REPORTING

  Major Customers

     For the year ended December 31, 1999, two customers accounted for 12% and 11% of revenues, respectively. For the years ended December 31, 1998 and 1997, one customer accounted for 10% and 13% of revenues, respectively.

                      TALUS SOLUTIONS, INC. AND SUBSIDIARY

  International Revenues

     Revenues and percentages to total revenues derived from customers domiciled in selected geographic regions throughout the world for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:

                                            1999                   1998                   1997
                                    --------------------   --------------------   --------------------
                                    AMOUNT    PERCENTAGE   AMOUNT    PERCENTAGE   AMOUNT    PERCENTAGE
                                    -------   ----------   -------   ----------   -------   ----------
United States.....................  $32,921      87.0%     $33,140      75.5%     $28,812      70.1%
Europe............................    3,803      10.0        6,727      15.2        8,534      20.8
Other.............................    1,126       3.0        4,056       9.3        3,724       9.1
                                    -------     -----      -------     -----      -------     -----
Total.............................  $37,850     100.0%     $43,923     100.0%     $41,070     100.0%
                                    =======     =====      =======     =====      =======     =====

(17) SUBSEQUENT EVENT

     On September 21, 2000 the Company signed an agreement to be acquired by Manugistics Group, Inc. ("Manugistics") in a tax-free stock for stock merger.

     Under the agreement, Manugistics will acquire all outstanding stock and will assume all of the stock options and warrants of the Company. For the transaction, Talus stockholders will receive between 4.2 and 5.0 million shares of Manugistics common stock. The total value of the transaction is approximately $365 million, based upon the closing price of Manugistics common stock on September 21, 2000. The final value of the transaction and number of shares to be issued will be based upon Manugistics average price for the fifteen-day period 2 days prior to closing. The transaction is expected to close no later than February 28, 2001.

         (c) Financial Statements of the Company.

         Condensed Consolidated Balance Sheet of the Company as of February 29, 2000, unaudited Condensed Consolidated Balance Sheet of the Company as of August 31, 2000, and unaudited Condensed Consolidated Statements of Income of the Company and unaudited Condensed Consolidated Statements of Cash Flows of the Company for the six month periods ended August 31, 1999 and 2000.

            INDEX TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

MANUGISTICS GROUP, INC. AND SUBSIDIARIES
  Condensed Consolidated Balance Sheets...............................   38
  Condensed Consolidated Statements of Operations.....................   39
  Condensed Consolidated Statements of Cash Flows.....................   40
  Notes to Condensed Consolidated Financial Statements................   41

                                      MANUGISTICS GROUP, INC.
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands, except share data)


                                                                          August 31,      February 29,
                                                                            2000             2000
                                                                          ----------      ------------
                                                                          (Unaudited)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                               $ 23,758          $ 34,051
   Marketable securities                                                     11,091            17,496
   Accounts receivable, net of allowance for doubtful
    accounts of $2,486  and $1,875 at August 31, 2000 and
    February 29, 2000, respectively                                          64,205            38,705
   Other current assets                                                       8,347             9,252
                                                                           --------          --------

       Total current assets                                                 107,401            99,504
                                                                           --------          --------

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION                      14,382            14,157

NONCURRENT ASSETS:
   Software development costs, net of accumulated amortization               16,484            16,514
   Intangible assets, net of accumulated amortization                         6,840             7,317
   Deferred tax asset                                                        17,669            12,776
   Other non-current assets                                                   3,736             2,160
                                                                           --------          --------

       Total non-current assets                                              44,729            38,767
                                                                           --------          --------

TOTAL ASSETS                                                               $166,512          $152,428
                                                                           ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                       $   5,932          $  5,792
   Accrued compensation                                                      11,030             8,345
   Other current liabilities                                                 12,784            10,679
   Deferred revenue                                                          29,176            26,727
   Current portion of restructuring accrual                                   2,381             5,130
   Line of credit                                                             6,000             6,000
                                                                           --------          --------

       Total current liabilities                                             67,303            62,673
                                                                           --------          --------

LONG-TERM LIABILITIES                                                           187               283
RESTRUCTURING ACCRUAL - LONG-TERM                                             2,415             2,754
COMMITMENTS AND CONTINGENCIES (Note 3)

STOCKHOLDERS' EQUITY:
   Preferred stock                                                                -                 -
   Common stock, $0.002 par value per share; 100,000,000 shares authorized; 29,556,070 and 29,047,162 shares issued, and
    28,803,560 and 28,294,652 shares outstanding at August 31,
    2000 and February 29, 2000, respectively                                     59                58
   Additional paid-in capital                                               230,863           189,480
   Accumulated deficit                                                    (123,038)         (102,203)
   Accumulated other comprehensive income                                       289               100
   Treasury stock - 752,510 shares, at cost                                   (717)             (717)
   Deferred Compensation - repriced stock options                          (10,849)                 -
                                                                           --------          --------

       Total stockholders' equity                                            96,607            86,718
                                                                           --------          --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $166,512          $152,428
                                                                           ========          ========


   See accompanying notes to the condensed consolidated financial statements.

                    MANUGISTICS GROUP, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (in thousands, except per share data)


                                                                       Six  Months Ended
                                                                           August 31,
                                                                        2000        1999
                                                                      ----------  ---------
REVENUES:
   License fees                                                       $ 54,483    $ 23,852
   Services                                                             28,539      27,163
   Solution support                                                     25,647      21,973
                                                                      ----------  ----------
     Total revenues                                                    108,669      72,988
                                                                      ----------  ----------

OPERATING EXPENSES:
   Cost of license fees                                                  9,593       5,910
   Cost of consulting, solution support and other services              25,292      21,914
      (Excluding $6,237 of non-cash stock compensation)
   Sales and marketing costs                                            48,134      28,138
      (Excluding $7,349 of non-cash stock compensation)
   Product development expenses                                         16,215      14,461
      (Excluding $5,343 of non-cash stock compensation)
   General and administrative costs                                     10,310       7,840
      (Excluding $1,782 of non-cash stock compensation)
   Restructuring costs                                                       -        (682)
   Non-cash stock compensation                                          20,711           -
                                                                      ----------  ----------
     Total operating expenses                                          130,255      77,581
                                                                      ----------  ----------

LOSS FROM OPERATIONS                                                   (21,586)     (4,593)

OTHER INCOME - NET                                                         715         874
                                                                      ----------  ----------


NET LOSS BEFORE INCOME TAXES                                           (20,871)     (3,719)

BENEFIT FOR INCOME TAXES                                                   (36)       (673)
                                                                      ----------  ----------


NET LOSS                                                              $(20,835)   $ (3,046)
                                                                      ==========  ==========


BASIC NET LOSS PER SHARE                                               $ (0.73)    $ (0.11)
                                                                      ==========  ==========

DILUTED NET LOSS PER SHARE                                              $(0.73)    $ (0.11)
                                                                      ==========  ==========

SHARES USED IN COMPUTATION:

  BASIC                                                                 28,541      27,151
                                                                      ==========  ==========

  DILUTED                                                               28,541      27,151
                                                                      ==========  ==========



   See accompanying notes to the condensed consolidated financial statements.

                             MANUGISTICS GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (in thousands)

                                                                                        Six Months Ended August 31,
                                                                                             2000         1999
                                                                                           ---------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                  $(20,835)      $ (3,046)
Adjustments to reconcile net loss to net cash
 (used in) provided by operating activities:
   Depreciation and amortization                                                             9,166         10,520
   Deferred tax asset                                                                       (4,910)          (449)
   Tax benefit from stock options exercised                                                  4,408          1,315
   Non-cash stock compensation expense                                                      20,711              -
      Other                                                                                    904            (93)
  Changes in assets and liabilities:
   Accounts receivable - net                                                               (25,500)        10,958
   Other current assets                                                                        905          1,513
   Other non-current assets                                                                   (577)            15
   Accounts payable and accrued expenses                                                     4,930         (7,557)
   Restructuring accrual                                                                    (3,088)        (8,110)
   Deferred revenue                                                                          2,449             32
                                                                                          --------       --------

          Net cash (used in) provided by operating activities                              (11,437)         5,098
                                                                                          --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment - net                                                 (3,582)          (828)
   Capitalization of software development costs                                             (5,428)        (2,553)
   Purchase of software licenses                                                              (323)          (204)
   Investments and sales (purchases) of marketable securities - net                          5,405         (1,248)
                                                                                          --------       --------

          Net cash used in investing activities                                             (3,928)        (4,833)
                                                                                          --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of long-term debt and capital lease obligations - net                              (96)             1
   Proceeds from stock options and employee stock purchases                                  5,414          2,162
                                                                                          --------       --------

          Net cash provided by financing activities                                          5,318          2,163
                                                                                          --------       --------

EFFECTS OF EXCHANGE RATES ON CASH BALANCES                                                    (246)          (721)
                                                                                          --------       --------


NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                       (10,293)         1,707
                                                                                          --------       --------

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                              34,051         20,725
                                                                                          --------       --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                  $ 23,758       $ 22,432
                                                                                          ========       ========






   See accompanying notes to the condensed consolidated financial statements.

                             MANUGISTICS GROUP, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 AUGUST 31, 2000

1.      BASIS OF PRESENTATION

               The accompanying unaudited condensed consolidated financial statements of Manugistics Group, Inc. ("the Company") have been prepared in accordance with generally accepted accounting principles for interim reporting and in accordance with the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of the unaudited results for the interim periods presented have been included. The results of operations for the period presented herein are not necessarily indicative of the results of operations for the entire fiscal year, which ends on February 28, 2001.

               These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended February 29, 2000 included in the Annual Report on Form 10-K of the Company for that year filed with the Securities and Exchange Commission.

2.      NET LOSS PER SHARE

               Basic loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted loss per share is computed using the weighted average number of shares of common stock and, when dilutive, common equivalent shares from options to purchase common stock using the treasury stock method. Common equivalent shares from options were excluded from the calculation of diluted loss per share for the six month periods ended August 31, 2000 and 1999, as including them would have been anti-dilutive. The following table sets forth the computation of basic and diluted (loss) income per share for such periods (amounts in thousands, except per share amounts):


                                                   Six months ended
                                                      August 31,
                                                 2000           1999
                                              -----------    ------------
            Weighted average common              28,541           27,151
            shares
            Dilutive potential common              -                -
            shares
                                              -----------    ------------
            Shares used in diluted               28,541           27,151
            computation
                                              ===========    ============

            Net loss                          $ (20,835)       $  (3,046)
                                              ===========    ============
            Basic loss per share              $   (0.73)         $ (0.11)
                                              ===========    ============
            Diluted loss per share            $   (0.73)         $ (0.11)
                                              ===========    ============

3.      COMMITMENTS AND CONTINGENCIES

               The Company is involved from time to time in disputes and litigation in the ordinary course of business. The Company does not believe that the outcome of any pending disputes or litigation will have a material effect on the Company's business, operating results, financial condition or cash flows. However, the ultimate outcome of these proceedings, as with litigation generally, is inherently uncertain and it is possible that these matters may be resolved adversely to the Company. The adverse resolution of any one or more of these matters could have a material effect on the Company's business, operating results, financial condition or cash flows.

            The Company has previously reported its legal proceedings with Information Resources, Inc. ("IRI") arising from the acquisition of certain assets. A dispute over revenue streams that IRI alleges it is entitled to is being arbitrated. IRI seeks a total of $15,930,563 in damages. The Company contends that the conditions to these amounts becoming due have not been satisfied and that no amounts are due IRI, because, among other reasons, of a failure of consideration in the overall transaction. A related claim concerning the breach of a separate Non-Competition and Non-Solicitation Agreement is proceeding in the Circuit Court of Cook County, Illinois. There were no significant developments in these matters during this quarter.

4.      COMPREHENSIVE INCOME (LOSS)

            In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income (loss) and its components in the Company's financial statements. SFAS No. 130 requires unrealized gains and losses on the Company's available-for-sale securities and foreign currency translation adjustments to be included in other comprehensive income (loss). The following table sets forth the comprehensive loss for the six month periods ended August 31, 2000 and 1999 (dollar amounts in thousands):

                                                     Six months ended
                                                         August 31,
                                                   2000          1999
                                                 ----------    ----------

                 Net loss                        $(20,835)      $(3,046)
                 Other comprehensive income           189          (519)
                 (loss)
                                                 ----------    ----------

                 Total comprehensive loss        $ (20,646)    $ (3,565)

                                                 ==========    ==========

5.      RESTRUCTURING ACCRUAL

             During the second half of fiscal 1999, the Company recorded restructuring and unusual charges primarily associated with the implementation of the Company's restructuring plan. This plan reorganized the Company to focus on its core business of providing supply chain solutions to companies with dynamic supply chains. The table below presents the activity for the second quarter of fiscal 2001 relating to the restructuring charge reserves established in the second half of fiscal 1999. The Company believes that the reserves as of August 31, 2000 are adequate and that no further revisions of estimates are necessary at this time. The following table sets forth restructuring activity for the six month period ended August 31, 2000 (dollar amounts in thousands):


                                              Beginning          Cash           Ending
                                               Balance        utilization       Balance
                                               March 1,       of accrual      August 31,
                                                 2000                            2000
                                           -------------    -----------   ----------------
             Severance costs                    $   920         (819)          $   101
             Lease obligations costs              6,964       (2,269)            4,695
                                           -------------    -----------   ----------------

             Total                             $  7,884      $(3,088)          $ 4,796
                                           =============    ===========   ================

6.      NEW ACCOUNTING PRONOUNCEMENTS

             In December 1999 the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), which provides the SEC staff's views in applying generally accepted accounting principles to selected revenue recognition issues. The implementation date of SAB 101 is no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Management does not believe the adoption of SAB 101 will have a material effect on the Company's consolidated financial position or results of operations in fiscal 2001.

7.      STOCK BASED COMPENSATION

        FASB Interpretation No. 44 (FIN 44) "Accounting for Certain Transactions Involving Stock Compensation" is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after December 15, 1998. In January 1999, the Company repriced employee stock options, other than those held by executive officers or directors. The effect of this repricing resulted in approximately 1.52 million options being repriced and the four year vesting period starting over. Under FIN 44, the 1.52 million options are subject to variable plan accounting. Under variable plan accounting, compensation cost is adjusted for increases or decreases in the intrinsic value of the modified stock option awards until the award is exercised, forfeited or expires.

        Under FIN 44, no adjustments are to be made upon initial application of FIN 44 for periods prior to July 1, 2000.

        In connection with the initial application of FIN 44 in the quarter ended August 31, 2000, the Company recorded compensation charges of approximately $20.7 million and deferred compensation of approximately $10.8 million at August 31, 2000. The remaining vesting period is approximately 2.5 years.

8.      SUBSEQUENT EVENT

        Acquisition - Subsequent to February 29, 2000, the Company reached agreement to acquire the outstanding common and preferred stock of Talus Solutions Inc. Manugistics will issue approximately 3.5 million shares of its common stock in exchange for the outstanding Talus common and preferred stock. In addition, the Company will exchange stock options and warrants for the purchase of approximately 714,000 shares of Manugistics common stock in exchange for outstanding Talus options and warrants. The purchase price based on the estimated fair value of the common stock, options and warrants to be exchanged is approximately $ 378 million. The number of Manugistics shares of common stock and options to be issued could be increased to approximately 4.2 million shares and approximately 800,000 options based on certain provisions in the purchase agreement. The acquisition is expected to be complete during the third quarter or fourth quarter of fiscal year 2001.

        Line of Credit - The Company has an unsecured revolving credit facility with a commercial bank. As of August 31, 2000, $6.0 million was outstanding on the revolving credit facility. This $6.0 million was repaid in September 2000. Subsequent to August 31, 2000, the Company renewed its revolving credit facility. The current agreement will expire in September of 2001. Under its terms, the Company may request cash advances, letters of credit or both in an aggregate amount of up to $20 million. The Company may make borrowings under the facility for short-term working capital purposes or for acquisitions (acquisition-related borrowings are limited to $7.5 million per acquisition).

         (d) Pro Forma Financial Information.

         Unaudited Pro Forma Combined Condensed Balance Sheet of the Company and Talus as of August 31, 2000 and Unaudited Pro Forma Combined Condensed Statement of Operations of the Company and Talus for the six months ended August 31, 2000 and the fiscal year ended February 29, 2000.


                            MANUGISTICS GROUP, INC.

      INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----
Unaudited Pro Forma Combined Condensed Financial Information       46
Unaudited Pro Forma Combined Condensed Balance Sheet               47
Unaudited Pro Forma Combined Condensed Statements of Operations
     Six Months Ended August 31, 2000                              48
Unaudited Pro Forma Combined Condensed Statements of Operations
     Year Ended February 29, 2000                                  49
Notes to Unaudited Pro Forma Combined Condensed Financial
  Information                                                      50

                            MANUGISTICS GROUP, INC.

                        PRO FORMA FINANCIAL INFORMATION
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

     Manugistics Group, Inc. ("Manugistics") is expecting to complete the acquisition of Talus Solutions, Inc. ("Talus") during the third or fourth quarter of fiscal year 2001. The acquisition will be accounted for as a purchase.

     The accompanying unaudited pro forma combined condensed balance sheet has been prepared as if the acquisition had been consummated as of August 31, 2000. The unaudited pro forma combined condensed statements of operations for six months ended August 31, 2000 and the fiscal year ended February 29, 2000 have been prepared as if the proposed acquisition had occurred on March 1, 1999, and combines Manugistics and Talus' statements of operations.

     Adjustments have been made to Talus' financial statements to conform to Manugistics' presentation. Manugistics has a fiscal year end of February 28 or 29 and Talus has a fiscal year end of December 31. The twelve month period ended December 31, 1999 for Talus was combined with the twelve month period ended February 29, 2000 for Manugistics. The unaudited balance sheet for Talus as of June 30, 2000 was combined with the unaudited balance sheet for Manugistics as of August 31, 2000.

     As noted above, the acquisition of Talus by Manugistics is expected to close during the third or fourth quarter of fiscal 2001. The unaudited pro forma combined condensed financial information has been prepared using the purchase method of accounting whereby the assets and liabilities of Talus are adjusted to estimated fair value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of the purchase costs are subject to final determination based upon estimates and other evaluations of fair market value, identification and valuation of identifiable intangible assets, and potentially based upon changes in Manugistics stock price and the actual closing date. Therefore, the allocations reflected in the following unaudited pro forma combined condensed financial information may differ from the amounts ultimately determined.

     The method of combining historical financial statements for the preparation of the unaudited pro forma combined condensed financial statements is for presentation only. Actual statements of operations of the companies will be consolidated commencing on the date of acquisition. The unaudited pro forma combined condensed financial information does not purport to represent what Manugistics' operations or financial position actually would have been had the acquisition occurred on the dates specified, or to project Manugistics' results of operation or financial position for any future period or date.

     In the opinion of management, all material adjustments necessary to reflect the acquisition of Talus by Manugistics have been made. The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes thereto for both Manugistics and Talus.

                            MANUGISTICS GROUP, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                AUGUST 31, 2000
                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                           HISTORICAL     HISTORICAL       PRO FORMA        PRO FORMA
                                           MANUGISTICS     TALUS(a)       ADJUSTMENTS      MANUGISTICS
                                           -----------    ----------      -----------      -----------
ASSETS
Current Assets:
  Cash and cash equivalents..............   $  23,758      $ 17,003                         $  40,761
  Marketable securities..................      11,091           274                            11,365
  Accounts receivable -- net.............      64,205         5,241                            69,446
  Unbilled receivables...................                     4,359                             4,359
  Other current assets...................       8,347         1,626                             9,973
                                            ---------      --------                         ---------
    Total current assets.................     107,401        28,503                           135,904
Property and equipment -- net............      14,382         3,994                            18,376
Noncurrent Assets:
  Software development costs -- net......      16,484                                          16,484
  Intangibles and other assets -- net....      10,576         1,815        $365,925(c)        378,316
  Deferred tax asset.....................      17,669            --              --(e)         17,669
                                            ---------      --------        --------         ---------
    Total assets.........................   $ 166,512      $ 34,312        $365,925         $ 566,749
                                            =========      ========        ========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.......................   $   5,932      $  1,852        $  4,000(c)      $  11,784
  Accrued compensation...................      11,030         4,699                            15,729
  Other current liabilities..............      12,784         4,826           3,793(c)         22,306
                                                                                903(h)
  Restructuring accruals.................       2,381           903            (903)(h)         2,381
  Line of credit.........................       6,000                                           6,000
  Current portion of long-term
    liabilities..........................          --         1,144                             1,144
  Deferred revenue.......................      29,176           775                            29,951
                                            ---------      --------        --------         ---------
    Total current liabilities............      67,303        14,199           7,793            89,295
Long-term liabilities....................         187         1,590           2,038(h)          3,815
Long-term restructuring accrual..........       2,415         2,038          (2,038)(h)         2,415
ESOP put obligation......................          --         2,166          (2,166)(k)             0
Convertible redeemable preferred stock,
  $0.0001 par value .....................          --         6,350          (6,350)(c)             0
Common stock put warrant ................          --           609            (609)(c)             0
Stockholders' equity:
  Preferred stock........................                         2              (2)(b)             0
  Common stock...........................          59             2              (2)(b)            66
                                                                                  7(c)
  Additional paid-in-capital.............     230,863        44,064         337,400(c)
                                                                            (44,064)(b)       629,303
                                                                             61,040(c)
  Accumulated deficit....................    (123,038)      (34,703)         34,703(b)       (123,038)
  Treasury stock.........................        (717)       (2,005)          2,005(b)           (717)
  Deferred compensation..................     (10,849)                      (23,830)(c)       (34,679)
  Accumulated other comprehensive
    income...............................         289            --                               289
                                            ---------      --------        --------         ---------
    Total stockholders' equity...........      96,607        7,360          367,257           471,224
                                            ---------      --------        --------         ---------
         Total liabilities and
           stockholders' equity..........   $ 166,512      $ 34,312        $365,925         $ 566,749
                                            =========      ========        ========         =========

 See notes to the unaudited pro forma combined condensed financial information.

                            MANUGISTICS GROUP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED AUGUST 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL     HISTORICAL     PRO FORMA      PRO FORMA
                                        MANUGISTICS     TALUS(a)     ADJUSTMENTS    MANUGISTICS
                                        -----------    ----------    -----------    -----------
REVENUES:
     License fees.....................   $ 54,483       $  1,500                     $ 55,983
     Consulting, solution support and
       other services.................     54,186         21,664                       75,850
                                         --------       --------                     --------
          Total revenues..............    108,669         23,164                      131,833
                                         --------       --------                     --------
OPERATING EXPENSES:
     Cost of license fees.............      9,593             --                        9,593
     Cost of consulting, solution
       support and other services.....     25,292         14,175                       39,467
     Sales and marketing..............     48,134          4,409                       52,543
     Product development..............     16,215          3,648                       19,863
     General and administrative.......     10,310          4,766      $ 45,740(d)      60,816
     Restructuring expense............         --           (562)                        (562)
     Non-cash stock compensation
       expense(i).....................     20,711             --         3,972(g)      24,683
                                         --------       --------      --------       --------
          Total operating expenses....    130,255         26,436        49,712        206,403
                                         --------       --------      --------       --------
     Loss from operations.............    (21,586)        (3,272)      (49,712)       (74,570)
     Other income -- net..............        715            476                        1,191
     Increase in common stock put
       warrant .......................         --           (513)          513(j)          --
                                         --------       --------      --------       --------
     Net loss before income taxes.....    (20,871)        (3,309)      (49,199)       (73,379)
     Benefit for income taxes.........        (36)                                        (36)
                                         --------       --------      --------       --------
     Net loss.........................   $(20,835)      $ (3,309)     $(49,199)      $(73,343)
                                         ========       ========      ========       ========
     Net loss per share -- basic and
       diluted........................   $  (0.73)            --            --       $  (2.29)
     Shares used in share computation
       basic and diluted..............     28,541             --         3,486(f)      32,027

 See notes to the unaudited pro forma combined condensed financial information.

                            MANUGISTICS GROUP, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED FEBRUARY 29, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      HISTORICAL     HISTORICAL     PRO FORMA      PRO FORMA
                                      MANUGISTICS     TALUS(a)     ADJUSTMENTS    MANUGISTICS
                                      -----------    ----------    -----------    -----------
REVENUES:
     License fees...................   $ 60,421       $    224                     $  60,645
     Consulting, solution support
       and other services...........     92,012         37,626                       129,638
                                       --------       --------                     ---------
          Total revenues............    152,433         37,850                       190,283
                                       --------       --------                     ---------
OPERATING EXPENSES:
     Cost of license fees...........     13,685            150                        13,835
     Cost of consulting, solution
       support and other services...     44,346         30,369                        74,715
     Sales and marketing............     61,439          9,481                        70,920
     Product development............     29,150          7,305                        36,455
     General and administrative.....     15,837          6,098      $  91,480(d)     113,415
     Restructuring expense..........     (1,506)         3,956                         2,450
     Non-cash stock compensation
       expense(i)...................         --             --          7,945(g)       7,945
                                       --------       --------      ---------      ---------
          Total operating
            expenses................    162,951         57,359         99,425        319,735
                                       --------       --------      ---------      ---------
     Loss from operations...........    (10,518)       (19,509)       (99,425)      (129,452)
     Other income -- net............      1,389            284                         1,673
                                       --------       --------      ---------      ---------
     Net loss before income taxes...     (9,129)       (19,225)       (99,425)      (127,780)
     Benefit for income taxes.......       (184)                                        (184)
                                       --------       --------      ---------      ---------
     Net loss.......................   $ (8,945)      $(19,225)     $ (99,425)     $(127,595)
                                       ========       ========      =========      =========
     Net loss per share -- basic and
       diluted......................   $  (0.33)            --             --      $   (4.12)
     Shares used in share
       computation
       basic and diluted............     27,486             --          3,486(f)      30,972

 See notes to the unaudited pro forma combined condensed financial information.

                            MANUGISTICS GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

     The unaudited pro forma combined condensed financial information is based upon the following:

     (a) Talus' historical column for the six months ended June 30, 2000 includes Talus results of operations from January 1, 2000. Manugistics' historical column for the six months ended August 31, 2000 includes Manugistics' results of operations from March 1, 2000.

     (b) In the proposed transaction, Manugistics will acquire all of the outstanding shares of Talus common stock in exchange for shares of Manugistics common stock. All series of Talus preferred stock are assumed converted to Talus common stock using conversion ratios set forth in the respective preferred stock agreements and acquired by Manugistics through the issuance of Manugistics common stock in connection with the transaction. Talus had issued options to purchase Talus common stock to its employees and directors. These options will be exchanged for options to acquire Manugistics common stock with the same terms as the original options (as adjusted for the exchange ratio set forth in the merger agreement). In addition, Talus had issued warrants to purchase Talus common stock to certain service providers and customers. These warrants will be exchanged for Manugistics stock warrants with similar terms (as adjusted for the exchange ratio set forth in the merger agreement).

     Manugistics will issue approximately 3,500,000 shares of its common stock for all outstanding classes of Talus common and preferred stock as discussed above. Manugistics will also issue options and warrants for the purchase of approximately 714,000 shares of Manugistics common stock in exchange for Talus options and warrants. The number of Manugistics shares of common stock and options to be issued could be increased to approximately 4,200,000 shares and approximately 800,000 options based on certain provisions in the purchase agreement.

     In accordance with FASB Interpretation No. 44 (Fin 44) "Accounting for Stock Transactions involving Stock Compensation," the estimated fair value of Manugistics' stock options and warrants that are fully vested are included as part of the purchase price. Unearned (deferred) compensation has been recorded for unvested stock options to the extent that service is required subsequent to the consummation date of the acquisition in order to vest in the Manugistics stock option. The amount allocated to unearned (deferred) compensation has been based on the estimated intrinsic value at the consummation date related to future vesting (service) period. The intrinsic value of the Manugistics' replacement awards allocated to unearned (deferred) compensation has been deducted from the estimated fair value of stock options awards for purposes of the allocation of the purchase price to the assets acquired.

     (c) Below is a table of the estimated acquisition cost (dollar amounts in thousands):

Manugistics stock to be issued (approximately 3,500,000
  shares)...................................................     $337,400
Manugistics stock options and warrants to be issued (options
  for approximately 714,000 shares).........................       61,040
Estimated intrinsic value of unvested options at
  consummation date related to future service...............      (23,830)
Estimated acquisition fees..................................        4,000
                                                                 --------
  Total estimated acquisition cost to be allocated..........     $378,610
                                                                 ========

                            MANUGISTICS GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

Acquisition cost to be allocated............................     $378,610
Less: Historical cost basis of the following at June 30,
  2000
  Net assets of Talus.......................................       (7,360)
  Preferred stock and ESOP put
     obligation.............................................       (9,125)
Adjustments to assets and liabilities
  Employment severance......................................        1,400
  Facility closures and relocation..........................        2,100
  Other.....................................................          300
                                                                 --------
Excess of purchase price over historical cost basis of net
  liabilities acquired......................................     $365,925
                                                                 ========

     Manugistics is in the process of identifying the fair values of tangible and intangible assets that will be acquired. It is expected that the intangible assets will include the following: developed technology, assembled workforce, trademarks, customer base and goodwill. The intangible assets are expected to have estimated lives ranging from 2 to 5 years. The unaudited pro forma combined condensed financial information has assumed a composite life of 4 years for purposes of computing amortization expense.

     (d) The amortization expense is estimated using a composite average life of 4 years. See note (c).

     (e) Manugistics has not recorded an additional tax benefit in the unaudited pro forma combined condensed financial information because of the uncertainty as to the recoverability of the amounts. Any deferred tax liabilities that may result from the final valuation and allocation of the excess purchase price have not been recorded.

     (f) This represents the weighted average number of Manugistics shares of common stock expected to be issued in connection with the acquisition of Talus. Manugistics stock options expected to be issued in the acquisition have been excluded because the impact would be anti-dilutive.

     (g) This amount represents the amortization of the deferred compensation over the estimated remaining vesting period, which is approximately 3 years. See notes (b) and (c).

     (h) This amount represents a reclassification of the restructuring accrual of Talus to the current and long-term liabilities of Manugistics.

     (i) The non-cash stock compensation expense of $20.7 million is recorded as a result of the July 1, 2000 effective date of FASB Interpretation No. 44. This $20.7 million is aggregated on a single line in the operating expenses and therefore is excluded from the individual operating expense lines to which the charge relates.

     The components of this expense are (dollar amounts in thousands):

Cost of consulting, solution support and other services.....  $ 6,237
Sales and marketing.........................................    7,349
Product development.........................................    5,343
General and administrative..................................    1,782
                                                              -------
  Non-cash stock compensation expense.......................  $20,711
                                                              =======

                            MANUGISTICS GROUP, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

     (j) An adjustment for the fair value of approximately 7,000 Manugistics stock warrants will be recorded each quarter subsequent to the transaction. The amount of this fair value adjustment has not been estimated for purposes of this unaudited pro forma combined condensed financial information. See note (b).

     (k) An ESOP put obligation is recorded for put rights on approximately 3,000,000 shares of Talus Solutions stock, which relates to the termination of an employee stock ownership plan in 1999. This obligation is not expected to exist after the acquisition is complete. This obligation can be satisfied in either cash or stock. This pro forma financial information assumes that the ESOP put obligation will be satisfied from Talus Solutions common stock, which will then be exchanged for Manugistics common stock.

The following is filed as an Exhibit to this Report:

Exhibit Number    Description
--------------    -----------
  23              Consent of KPMG LLP.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 10th day of October, 2000.


                            MANUGISTICS GROUP, INC.


                            By: /s/ Raghavan Rajaji
                               ---------------------------------
                                  Raghavan Rajaji
                                  Executive Vice President and
                                  Chief Financial Officer


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